EXHIBIT 10.4

ASSET PURCHASE AGREEMENT

BY AND AMONG

THE GOODYEAR TIRE & RUBBER COMPANY,
GOODYEAR CANADA INC.,
GOODYEAR SERVICIOS COMERCIALES, S. DE R.L. DE C.V.,
THE KELLY-SPRINGFIELD TIRE CORPORATION

AND

TITAN TIRE CORPORATION

_______________________________________________________

DATED FEBRUARY 28, 2005

_______________________________________________________

i

ii

iii

LIST OF SCHEDULES

Schedule A	Knowledge Officers of Sellers
Schedule B	Knowledge Officers of Buyer
Schedule 2.1(a)(i)	Tangible Personal Property
Schedule 2.1(a)(iii)	Assumed Contracts
Schedule 2.1(a)(iv)	IT/Personal Property Leases
Schedule 2.1(a)(vi)	Utility Contracts
Schedule 2.1(a)(vii)	Freeport Permits
Schedule 2.1(a)(ix)	Leases between Goodyear and Larry Frey
Schedule 2.2(c)	Excluded Tangible Assets and Equipment
Schedule 2.2(j)	Excluded Contracts
Schedule 2.2(l)i	Excluded Computer Hardware and Equipment
Schedule 2.2(l)(ii)	Excluded Computer Software
Schedule 2.2(n)	Freeport Auto Leases
Schedule 2.2(p)(i)	Farm Tires Omitted from Sale
Schedule 2.2(p)(ii)	Contracts for Tires
Schedule 2.2(p)(iii)	Molds and Drums
Schedule 2.2(v)	Other Excluded Assets
Schedule 2.3(a)	Wire Transfer Instructions
Schedule 2.5(e)	Other Assumed Liabilities
Schedule 2.8	Allocation of Purchase Price
Schedule 3.3	Custom Label Contract Assets
Schedule 4.2(a)	Defaults Created by Sale
Schedule 4.2(b)	Seller Required Approvals
Schedule 4.3(a)	Owned Property; Liens
Schedule 4.3(b)	Exceptions to Leased Real Property
Schedule 4.3(c)	Permit Exceptions
Schedule 4.3(e)	Liens on PPE
Schedule 4.3(f)	IT Personal Property Leases
Schedule 4.3(g)	Permitted Liens
Schedule 4.4	Income and Loss Reports
Schedule 4.5	Absence of Material Changes
Schedule 4.6	Inventories
Schedule 4.7	Litigation and Orders
Schedule 4.9	Employee Benefits
Schedule 4.10	Employment & Labor
Schedule 4.12	Issues Affecting Assumed Contracts
Schedule 4.13	Material Permit Exceptions
Schedule 4.14	Taxes

Schedule 4.16	Product Warranty
Schedule 4.17	Top 10 Customers/Top 10 Suppliers
Schedule 4.18	Environmental
Schedule 6.2	Exceptions to Operating Covenants
Schedule 6.13(b)	Title Objections
Schedule 6.15	Government Contracts
Schedule 7.1(c)	Retained Employees
Schedule 9.1(d)	Lien Discharges
Schedule 9.3(d)	Consents and Approvals
Schedule 9.3(h)	USWA Agreement

LIST OF EXHIBITS

Exhibit A	Assignment and Bill of Sale
Exhibit B	Assumption Agreement
Exhibit C	Special Warranty Deed
Exhibit D	Sublease
Exhibit E	Personal Property Lease Assignments
Exhibit F	Farm Lease Assignments
Exhibit G	Offtake Agreement
Exhibit H	Mixing Agreement
Exhibit I	Service Agreement
Exhibit J	Supply Agreement
Exhibit K	Raw Materials Agreement
Exhibit L	Trademark License Agreement
Exhibit M	Technology Agreement
Exhibit N	Employee Leasing Contract
Exhibit O	Bailment Agreement
Exhibit P	Software License Agreement
Exhibit Q	Estoppel Certificate
Exhibit R	Guaranty - Titan International, Inc.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 28, 2005 is made by and among Titan Tire Corporation, a corporation organized under the laws of the State of Illinois (“Purchaser”) and The Goodyear Tire & Rubber Company (“Goodyear”), a corporation organized under the laws of the State of Ohio, Goodyear Canada Inc., an Ontario corporation (“Goodyear Canada”), Goodyear Servicios Comerciales, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada (“Goodyear Mexico”) and The Kelly-Springfield Tire Corporation, a Delaware corporation (“Kelly,” and, collectively with Goodyear, Goodyear Canada and Goodyear Mexico, “Sellers”, and each individually, a “Seller”).

R E C I T A L S:

A. Goodyear is involved, as of the date hereof, in the manufacture of Farm Tires (as herein defined) using assets of Goodyear and Kelly located at Goodyear’s manufacturing facility at Freeport, Illinois. “Farm Tires” means the tires described in Goodyear’s Farm Tire Handbook 2003 (the “Farm Tire Handbook”), excluding therefrom the tires described in Schedule 2.2(p)(i) hereto.

B. Goodyear, Goodyear Canada and Goodyear Mexico are involved, as of the date hereof, in the manufacture, distribution and/or sale, in the United States, Canada and Mexico, respectively, of Farm Tires (the business described in Recitals A and B hereto, as currently conducted, including the goodwill associated therewith, and except in respect of (i) any assets that constitute Excluded Assets hereunder and (ii) retail sales to end users other than original equipment manufacturers, the “Business”).

C. Kelly is the owner of the Owned Real Property (as defined herein) used in connection with the Business.

D. On the terms and subject to the conditions set forth herein, the parties hereto wish to effect the following transactions: (i) Goodyear desires to sell to Purchaser, and Purchaser desires to purchase from Goodyear, Goodyear’s plant, property and equipment located at the Freeport Facility (as defined herein) and used in the conduct of the Business and such other assets related to the Business at the Freeport Facility or elsewhere as are defined and described herein; (ii) Kelly desires to sell to Purchaser and Purchaser desires to purchase from Kelly the Owned Real Property; (iii) Goodyear, Goodyear Canada (subject to Section 6.16 below) and Goodyear Mexico desire to sell to Purchaser and Purchaser desires to purchase from Goodyear, Goodyear Canada and Goodyear Mexico, the Inventories (as defined herein) owned by such Sellers as of the Closing Date (as defined herein); (iv) Sellers and Purchasers desire to effect certain related assignments, transfers and other transactions, each as further described herein and (v) Purchaser has agreed to assume certain liabilities of Sellers related to the Business.

E. In connection with the foregoing transactions, on the terms and subject to the conditions set forth herein and in the Ancillary Agreements (as defined herein), following the Closing (as defined herein), (i) Goodyear has agreed to grant to Purchaser licenses with respect to certain Intellectual Property (as defined herein) related to the Business, (ii) Goodyear and Purchaser have agreed to enter into (a) offtake and reciprocal supply and warranty service obligations and (b) raw materials arrangements, (iii) Purchaser has agreed to perform certain contract mixing and manufacturing services for Goodyear, (iv) Goodyear has agreed to provide the services of certain Goodyear personnel to Purchaser for a limited period following the Closing and (v) Goodyear and, if necessary, Goodyear Canada have agreed to provide certain warehousing services for a limited period following the Closing.

NOW, THEREFORE, in consideration of the premises, the respective covenants and commitments of Goodyear, Goodyear Canada, Goodyear Mexico, Kelly and Purchaser set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS; RELATED MATTERS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Accounts Payable” shall mean all of Sellers’ trade accounts payable (including all trade accounts payable with respect to goods and services received by Sellers but for which invoices have not yet been received by Sellers).

“Accounts Receivable” shall mean all of Sellers’ trade accounts receivable and other rights to payment from third parties, including, without limitation, customers and employees, and all security interests or rights associated with such accounts and rights, all notes payable to Sellers and all security interests or rights associated therewith and any claim, remedy or other right related to any of the foregoing, in each case whenever accrued, including those that arise from the conduct of the Business and relate to the period prior to the Closing Date.

“Action” shall mean any action, suit, arbitration or proceeding by or before any Governmental Authority.

“Affiliate” (and, with a correlative meaning, “Affiliated”) shall mean, with respect to any Person, either (i) any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, or (ii) the ownership of 50% or more of the voting securities or interest of or in a Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean, collectively, the Trademark License Agreement, the Technology Agreement, the Software License Agreement, the Offtake Agreement, the Mixing Agreement, the Supply Agreement, the Raw Materials Agreement, the Service Agreement, the Employee Leasing Contract, the Sublease, the Bill of Sale, the Assumption Agreement, the Special Warranty Deed, the Personal Property Lease Assignment, the Farm Lease Assignment, the Sublease, the Estoppel Certificate (when and to the extent executed by the lessor of the Lamm Road Lease), and the Bailment Agreement.

“Assumed Contracts” shall have the meaning assigned to such term in Section 2.1(a)(iii) hereof.

“Assumed Leases” shall have the meaning assigned to such term in Section 2.1(a)(ix) hereof.

“Assumed Liabilities” shall have the meaning assigned to such term in Section 2.5 hereof.

“Assumption Agreement” shall have the meaning assigned to such term in Section 3.2(a)(ii) hereof.

“Bailment Agreement” shall have the meaning assigned to such term in Section 3.2(a)(xv) hereof.

“Base Closing Inventory Value” shall mean the sum of the Finished Goods Amount, the In-Process Amount and the Raw Materials Amount.

“Bill of Sale” shall have the meaning assigned to such term in Section 3.2(a)(i) hereof.

“Business” shall have the meaning set forth in the Recitals.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in Akron, Ohio or Chicago, Illinois.

“Canadian Inventory Transfer” shall have the meaning assigned to such term in Section 6.16 hereof.

“Cash” shall mean all cash, time deposits, bank accounts (including, without limitation, all collection accounts and any balances therein), certificates of deposit, marketable securities, short-term investments and other cash equivalents of any Seller.

“CERCLA” shall have the meaning assigned to such term in the definition of Environmental Laws set forth in this Section 1.1.

“Closing” shall have the meaning assigned to such term in Section 3.1 hereof.

“Closing Date” shall have the meaning assigned to such term in Section 3.1 hereof.

“COBRA” shall have the meaning assigned to such term in Section 7.1(g) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor, including rules issued and regulations promulgated thereunder.

“Collateral Agreements” shall mean, collectively (i) the Master Guarantee and Collateral Agreement, dated as of March 31, 2003, as Amended and Restated as of February 19, 2004, among Goodyear, certain Affiliates of Goodyear, the Lenders party thereto and JP Morgan Chase Bank, as Collateral Agent, (ii) the Guarantee and Collateral Agreement, dated as of August 17, 2004, among Goodyear, the Subsidiaries of Goodyear identified as Grantors and Guarantors therein, the Lenders party thereto and JP Morgan Chase Bank, as Collateral Agent, (iii) the Collateral Agreement, dated as of March 12, 2004, among Goodyear, certain subsidiary guarantors of Goodyear and Wilmington Trust Company, as Collateral Agent, (iv) the Canadian Guarantee and Collateral Agreement, dated as of March 31, 2003, between Goodyear Canada Inc., as Canadian Guarantor, and JP Morgan Chase Bank, as Collateral Agent, (v) the Canadian Guarantee and Collateral Agreement, dated as of March 12, 2004, between Goodyear Canada Inc., as a Canadian Guarantor and Wilmington Trust Company, as Collateral Agent and (vi) Guarantee and Collateral Agreement [Canada], dated as of August 17, 2004, between Goodyear Canada Inc. and JP Morgan Chase Bank, in its capacity as Collateral Agent under a Deposit-Funded Credit Agreement, dated as of August 17, 2004.

“Collective Bargaining Agreement” shall mean Agreement between The Kelly-Springfield Tire Company Freeport Plant and Local No. 745, United Steelworkers of America, AFL-CIO, effective April 7, 2004, and all memoranda of agreement, letters of understanding and other documents appended thereto, executed in connection therewith or incorporated or referred to therein.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of October 22, 2003, by and between Goodyear and Purchaser.

“Consent” shall mean any consent, approval, authorization, waiver, Permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to any Person.

“Contract” shall mean any written contract, agreement, license, lease or other commitment, in each case to the extent legally binding.

“Custom Label Contracts” shall mean, collectively, the Assumed Contracts to which TBC Corporation and Universal Cooperatives, Inc. are parties.

“Damages” shall have the meaning assigned to such term in Section 10.2 hereof.

“Dollars” or “$” shall mean United States Dollars.

“Employees” shall have the meaning assigned to such term in Section 4.10 hereof.

“Employee Benefit Plans” shall have the meaning assigned to such term in Section 4.9 hereof.

“Employee Leasing Contract” shall have the meaning assigned to such term in Section 3.2(a)(xiv) hereof.

“Environmental Law” or “Environmental Laws” shall mean all applicable Laws (a) of the United States of America, and (b) the State of Illinois relating to: (i) pollution, protection of the environment or environmental contamination, (ii) the manufacture, use, storage, treatment, generation, transportation, distribution, processing, handling, release or disposal of Hazardous Substances, (iii) public health and safety, or (iv) employee health and safety. Without limiting the generality of the foregoing, such Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended.

“Environmental Permits” shall mean any and all Permits required under any and all applicable Environmental Laws to operate the Freeport Facility and to use the Purchased Assets located at the Freeport Facility in connection with the Business.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended as of the date hereof.

“Estoppel Certificate” shall have the meaning assigned to such term in Section 6.13(a) hereof.

“Excluded Assets” shall have the meaning assigned to such term in Section 2.2 hereof.

“Excluded Contracts” shall have the meaning assigned to such term in Section 2.2(j) hereof.

“Excluded Design Defect Claim” shall have the meaning assigned to such term in Section 2.6(i) hereof.

“Excluded Liabilities” shall have the meaning assigned to such term in Section 2.6 hereof.

“Farm Lease Assignment” shall have the meaning assigned to such term in Section 3.2(a)(vi) hereof.

“Farm Leases” shall mean, collectively, the leases by and between Goodyear and Larry Frey listed in Schedule 2.1(a)(ix) hereto, with respect to the unimproved portions of Owned Real Property described therein.

“Farm Tires” shall have the meaning assigned such term in the Recitals.

“Farm Tire Handbook” shall have the meaning assigned such term in the Recitals.

“Federal WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et. seq.

“Finished Goods Amount” shall mean the sum of (i) the sum of the Finished Goods Standard Cost Amounts of all finished goods inventories of tires included in the Inventories and (ii) valuation allowances, determined as of the Closing Date in accordance with the past practices of Goodyear, for variances, freight and scrap related thereto.

“Finished Goods Standard Cost Amount” shall mean, as to any finished tire included in the Inventories, the product of (A) the number of finished goods inventories of such tire included in the Inventories and (B) the Standard Cost assigned by Goodyear to such tire as of the Closing Date.

“Freeport Facility” shall mean, collectively, the Owned Real Property and the Leased Real Property.

“GAAP” shall mean United States generally accepted accounting principles.

“Goodyear Names and Marks” shall mean, collectively, the corporate name of any Seller or any of the Affiliates of any Seller in any jurisdiction, or any trademark, trade name, trade dress, logo, symbol, device, URL, service mark or copyright, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the trademark offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions, or any application or registration therefor, owned, licensed or used by any Seller or any of the Affiliates of any Seller, which includes, without limitation and in any form, the name “Kelly,” or “Kelly-Springfield”, the word “Powermark”, the word “Goodyear” or the term “Goodyear (and winged foot design),” the winged foot design, the blimp design or any other identification that suggests, simulates or is confusing by similarity to any of any Seller’s or its Affiliates’ identification.

“Governmental Authority” shall mean any federal state or local, or any foreign, government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral or judicial body.

“Hazardous Substance” or “Hazardous Material” shall mean any substance, compound, mixture, waste or material that is defined to be, or is listed as, hazardous or toxic under any applicable Environmental Law, or any substance, compound, mixture, waste or material that is regulated or requires reporting, investigation, removal or remediation, under any applicable Environmental Law.

“HSR Act” shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder, in each case as amended.

“Illinois WARN Act” shall mean the Illinois Worker Adjustment and Retraining Notification Act, 820 ILCS 65/1.

“Indemnifiable Claim” shall have the meaning assigned to such term in Section 10.4(a) hereof.

“Indemnified Party” shall have the meaning assigned to such term in Section 10.4(a) hereof.

“Indemnifying Party” shall have the meaning assigned to such term in Section 10.4(a) hereof.

“Indemnity Notice” shall have the meaning assigned to such term in Section 10.4(a) hereof.

“Initial Study” shall have the meaning assigned to such term in Section 8.1(b)(ii)(A) hereof.

“In-Process Amount” shall mean, as to all in process Inventories, (A) the product of (i) the inventory item count of such Inventories and (ii) the Standard Cost assigned by Goodyear to each such item as of the Closing Date, plus (B) valuations, determined as of the Closing Date in accordance with the past practices of Goodyear, for variances related thereto.

“Intellectual Property” shall mean, collectively, (i) the Know How and the Patents (as such terms are defined in the Technology Agreement) and (ii) the Licensed Marks.

“Inventories” shall mean, collectively, (i) all finished goods inventories with respect to Farm Tires, and any finished goods inventories of tires in such categories comprised by Farm Tires and bearing any of the Goodyear Names and Marks, including, without limitation, the name “Kelly” or the word “Powermark” (other than in respect of any Farm Tires (A) that constitute Excluded Assets, (B) that are not located in the United States, Canada or Mexico or (C) that have been transferred to or are located at any Seller’s, or any Seller’s Affiliate’s, retail outlets), (ii) all work-in process inventories of Farm Tires and tires covered by the Offtake Agreement and the Custom Label Contracts located at the Freeport Facility, (iii) all packaging materials with respect to any Inventories and located at the Freeport Facility and (iv) all raw materials, supplies and consumables located at the Freeport Facility.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, (i) as to Sellers, the actual knowledge of any of the officers of the respective Sellers set forth on Schedule A hereto and the current Human Resource Manager and Plant Manager at the Freeport Facility and (ii) as to Purchaser, the actual knowledge of any of the officers of Purchaser set forth on Schedule B hereto.

“Lamm Road Lease” shall mean the Lease, dated February 14, 1989 between Goodyear and Ivy Corporation, relating to certain property situated at 611 West Lamm Road, Freeport, Illinois.

“Law” shall mean any statute, law, ordinance, regulation, rule, code, order or requirement of or issued by any Governmental Authority, as in effect on the date hereof.

“Lease Assignments” shall have the meaning assigned to such term in Section 3.2(a)(vi) hereof.

“Leased Real Property” shall mean the real property and improvements leased to Goodyear under the Lamm Road Lease.

“Leased Salaried Employees” shall have the meaning assigned to such term in Section 7.1(a) hereof.

“License Agreements” shall mean, collectively, the Trademark License Agreement, the Technology Agreement and the Software License Agreement.

“Licensed Marks” shall have the meaning assigned to such term in the Trademark License Agreement.

“Licensed Products” shall have the meaning assigned to such term in the Trademark License Agreement.

“Lien” shall mean any security interest, pledge, mortgage, lien, charge, restriction or other encumbrance, including any Tax lien, but other than any Permitted Lien.

“Local Union” shall have the meaning assigned to such term under Section 7.1(d) hereof.

“Material Adverse Effect” or “Material Adverse Change” shall mean any effect, change, event, or development that is or would be materially adverse to the purchased assets, operations, or business prospects of the Business or on the ability of Sellers to consummate timely the transactions contemplated hereby other than any effect, change, event or development relating to the announcement or performance of this Agreement or any of the Ancillary Agreements including, in each case, the impact thereof on relationships with customers, suppliers or competitors.

“Material Permits” shall have the meaning assigned such term in Section 4.13 hereof.

“Mixing Agreement” shall have the meaning assigned to such term in Section 3.2(a)(viii) hereof.

“Nitrogen Storage Tank” shall mean the machinery, fixtures, equipment and improvements installed at the Owned Real Property pursuant to the Bulk Product Agreement, dated as of May 7, 1999, by and between Goodyear and Air Liquide America Corporation.

“Non-Competition Covenants” shall mean, collectively, the covenants of Sellers set forth in Section 6.12 hereof.

“Neutral Auditor” shall have the meaning assigned to such term in Section 2.4(d) hereof.

“Offtake Agreement” shall have the meaning assigned to such term in Section 3.2(a)(vii) hereof.

“Ordinary Course of Business” shall mean, with respect to any Person, the ordinary course of business consistent with such Person’s past custom and practice (including with respect to quantity and frequency), taking into account all relevant circumstances, including, without limitation, the season in which such action is taken, and shall include, without limitation, all actions of such Person that do not require approval from the board of directors, shareholders or Persons exercising similar authority in respect of such Person.

“Owned Real Property” shall mean those certain parcels of real estate owned by Kelly and generally situated at 3769 Route 20 East, City of Freeport, Stephenson County, State of Illinois, containing approximately 260 acres of land, including the existing building of approximately 1,201,890 square feet, together with all appurtenant easements, improvements, mineral rights and fixtures, as described in Schedule 4.3 hereto and in the Title Commitment, excluding the Nitrogen Storage Tank and any and all other fixtures owned by any third party, but including the land which is the subject of the Farm Leases.

“OSHA” shall mean the Occupational Safety and Health Act of 1970.

“PCBs” shall have the meaning assigned to such term in Section 6.13(d) hereof.

“Permits” shall mean permits, approvals, consents, variances and other similar authorizations of Governmental Authorities.

“Permitted Liens” shall mean all Liens that (a) arise out of Taxes or general or special assessments not yet due and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, or (b) of carriers, warehousemen, mechanics, materialmen and other similar persons or otherwise imposed by law which are incurred in the Ordinary Course of Business for sums not yet due and payable or are being contested in good faith and (c) in respect of the Freeport Facility that constitute any of the following (unless Purchaser’s review of the Survey discloses a material issue): (A) building and use restrictions and easements of record, (B) present or future zoning or building codes, regulations or restrictions, (C) liens for real property or ad valorem taxes and assessments, which are not yet due and (d) in addition, in respect of the Freeport Facility matters that are disclosed by the Title Commitment (other than, solely for the purposes of Section 9.3(i) for Title Objections).

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, estate, trust, governmental agency or body or other entity.

“Personal Property Lease Assignment” shall have the meaning assigned to such term in Section 3.2(a)(v) hereof.

“Personal Property Leases” shall have the meaning assigned to such term in Section 2.1(a)(iv) hereof.

“Phase II Report” shall have the meaning assigned to such term in Section 8.1(a) hereof.

“Phase II Report Due Date” shall have the meaning assigned to such term in Section 8.1(a) hereof.

“Prepaid Royalty” shall have the meaning assigned to such term in Section 2.3 hereof.

“Purchase Price” shall have the meaning assigned to such term in Section 2.3 hereof.

“Purchased Assets” shall have the meaning assigned to such term in Section 2.1(a) hereof.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser’s Representative” shall have the meaning assigned to such term in Section 2.4(d) hereof.

“Purchaser New Hires” shall have the meaning assigned to such term in Section 7.1(a) hereof.

“Raw Materials Agreement” shall have the meaning assigned to such term in Section 3.2(a)(xi) hereof.

“Raw Materials Amount” shall mean, as to all Inventories other than finished goods inventories of tires and in-process inventories, (A) the product of (i) the inventory item (or, as applicable, volume) count of such Inventories and (ii) the Raw Materials Standard Cost assigned by Goodyear to each such item as of the Closing Date, plus (B) valuations, determined as of the Closing Date in accordance with the past practices of Goodyear, for variances related thereto.

“Raw Material Standard Cost” shall mean, as to any Inventories other than in-process and finished goods Inventories, the acquisition cost thereof, determined in accordance with the past practices of Goodyear.

“Remedial Action” shall mean any action to investigate, evaluate, assess, including without limitation, risk assessment of, test, monitor, remove, respond to, treat, abate, remedy, correct, clean-up or otherwise remediate the release or presence of any Hazardous Substance under this Agreement and includes any period of post-closure or remediation monitoring and any operation and maintenance relating to such remedial activities.

“Remedial Problems” shall have the meaning assigned to such term in Section 8.1(b)(iii).

“Reports” shall have the meaning assigned to such term in Section 4.4 hereof.

“Resolution Period” shall have the meaning assigned to such term in Section 2.4(c) hereof.

“Seller” and “Sellers” shall have the meanings set forth in the Preamble.

“Seller Required Approvals” shall have the meaning assigned to such term in Section 4.2(b) hereof.

“Sellers’ Representative” shall have the meaning assigned to such term in Section 2.4(d) hereof.

“Service Agreement” shall have the meaning assigned to such term in Section 3.2(a)(ix) hereof.

“Settlement Date” shall have the meaning assigned to such term in Section 8.1(b) hereof.

“Software License Agreement” shall have the meaning assigned to such term in Section 3.2(a)(xvi) hereof.

“Special Warranty Deed” shall have the meaning assigned to such term in Section 3.2(a)(iii) hereof.

“Standard Cost” shall mean, as to any in process or finished goods inventories, the standard cost assigned thereto by Goodyear in accordance with the past practices of Goodyear, and shall include, without limitation, estimates for direct labor, direct materials, and overhead required to produce the product.

“Sublease” shall have the meaning assigned to such term in Section 3.2(a)(iv) hereof.

“Supply Agreement” shall have the meaning assigned to such term in Section 3.2(a)(x) hereof.

“Survey” shall have the meaning assigned to such term in Section 6.13(c) hereof.

“Tax” or “Taxes” shall mean all taxes, levies, imposts, fees, duties and other like charges of any nature whatsoever imposed by a Governmental Authority responsible for the imposition of any such Tax (each a “Taxing Authority”), including, without limiting the generality of the foregoing, all income, sales, use, ad valorem, stamp, transfer, payroll, franchise and intangible Taxes and fees of any nature upon properties or assets, whether tangible or intangible, or upon the income, receipts, payrolls, transactions, net worth, capital, investment or franchise of a Person (including all sales, use, withholding and other taxes which a Person is required by Law to collect and pay over to, or to pay to, any Taxing Authority), together with any and all additions thereto and penalties and interest payable with respect thereto or to any assessment or collection thereof.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Law relating to any Tax.

    “Taxing Authority” shall have the meaning assigned to such term in the definition of “Tax”.

“Technology Agreement” shall have the meaning assigned to such term in Section 3.2(a)(xiii) hereof.

“Third Party Claim” shall have the meaning set forth in Section 10.4(b) hereof.

“Titan International Guaranty” shall mean the Guaranty of Titan International, Inc. as set forth in Exhibit R.

“Title Commitment” shall have the meaning assigned to such term in Section 6.13(b) hereof.

“Title Company” shall have the meaning assigned to such term in Section 6.13(b) hereof.

“Trademark License Agreement” shall have the meaning assigned to such term in Section 3.2(a)(xii) hereof.

“Type I Remedial Problems” shall have the meaning assigned to such term in Section 8.1(b)(i) hereof.

“Type II Remedial Problems” shall have the meaning assigned to such term in Section 8.1(b)(ii) hereof.

“Warranty Claim” shall have the meaning assigned to such term in Section 10.5(a) hereof.

Section 1.2 Definitions Can be Substantive. If any provision in a definition is a substantive provision conferring rights or imposing obligations on any party hereto, notwithstanding that it appears only in Article I hereof, effect shall be given to it as if it were a substantive provision of this Agreement.

Section 1.3 Definitions Not in Article I. Where any term is defined within the context of any particular Section or Clause in this Agreement, the term so defined, unless it is clear from the Section or Clause in question that the term so defined has limited application to the relevant Section or Clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this Article I.

Section 1.4 Non-Business Day Performance. Where any payment falls due or any other obligation is to be performed on a day, that is not a Business Day in the jurisdiction where such payment is to be made or such obligation is to be performed, then such payment shall be made or such obligation performed on the next succeeding Business Day.

Section 1.5 Calculation of Day Periods. Except as otherwise specifically provided in this Agreement, where in this Agreement any number of days is prescribed in relation to the doing of a particular thing or in respect of a period of time, those days will be calculated exclusive of the first day and inclusive of the last day.

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.1 Purchase and Sale. (a) On the terms and subject to the conditions set forth herein, at the Closing, Goodyear shall sell, convey, transfer, assign and deliver to Purchaser and Purchaser shall purchase and accept from Goodyear, all of Goodyear’s right, title and interest in and to all of the following assets, except to the extent any of the following constitute Excluded Assets (the following assets, collectively with the assets described in Sections 2.1(b) and 2.1(c) hereof, the “Purchased Assets”):

(i) all vehicles and rolling stock, and all furniture, fixtures, molds, building drums, equipment, office supplies, tools, machinery and other tangible personal property owned  by Goodyear on the Closing Date and used in the manufacture of Farm Tires, including  those (A) located at the Freeport Facility or in transit thereto or (B) described in Schedule 2.1(a)(i) hereto;

(ii) all Inventories owned by Goodyear on the Closing Date; provided, that, in the event either of the Custom Label Contracts cannot be assigned prior to the Closing despite compliance with Section 6.4 hereof, the work-in-process and finished goods Inventories manufactured thereunder shall constitute Excluded Assets;

(iii) the rights of Goodyear in respect of the period following the Closing under (A) the Contracts listed in Schedule 2.1(a)(iii) hereof and (B) any other Contract that (y) amends, supplements, restates or replaces any such Contract and that is entered into by Goodyear in the Ordinary Course of Business with respect to the Business between the date hereof and the Closing Date or (z) Goodyear and Purchaser hereafter agree in writing shall be transferred hereunder (collectively, the “Assumed Contracts”);

(iv) the rights of Goodyear in respect of the period following the Closing under the leases of tangible personal property listed in Schedule 2.1(a)(iv) hereof (the “Personal Property Leases”);

(v) all books, records, files, plans, studies, reports, manuals, handbooks, catalogs, brochures, correspondence and other materials, whether in hard copy, electronic or any other form or media, including, without limitation, all books, records, files, plans, studies, reports, manuals, handbooks, catalogs, brochures, correspondence and other materials pertaining to accounting, real and personal property taxes on the Purchased Assets, Assumed Leases, sales, farm tire dealers, pricing, costs, financial performance, marketing, advertising, promotions, suppliers, customers, human resources, inventory, engineering, manufacturing, business plans and strategies and product development located at the Freeport Facility (except any of the above that constitute Intellectual Property, software or the website URL “www.goodyearag.com”) (collectively, “Books and Records”) and owned by Goodyear at the Closing Date, to the extent relating to the Business or the Purchased Assets;

(vi) the rights of Goodyear in respect of the period following the Closing under the utility service agreements listed on Schedule 2.1(a)(vi) hereto;

(vii)  the rights of Goodyear in respect of the period following the Closing under all Permits, and Environmental Permits if any, and all pending applications therefor, if any, in each case to the extent (A) related exclusively to the Purchased Assets or (B) related to the operation of the Freeport Facility, and held by Goodyear as of the Closing Date, a complete list of which (and which identifies such of the foregoing Permits as are not, by their terms, transferable), as of the date hereof, is set forth on Schedule 2.1(a) (vii) hereto;

(viii) molds and, as to each mold, an associated building drum relating to the Skid Steer and Large Terra tires, and to the extent of unique building drums relating to the Skid Steer and Large Terra tires, the unique building drums; provided that, as to 32” Large Terra tires, the existing drum at Goodyear’s Topeka, Kansas manufacturing facility shall be retained by Sellers and shall constitute an Excluded Asset hereunder; and

(ix) all rights of Goodyear in respect of the period following the Closing under the Farm Leases listed in Schedule 2.1(a)(ix) hereof (collectively with the Personal Property Leases, the “Assumed Leases”).

(b)  On the terms and subject to conditions set forth herein, at the Closing, Kelly shall sell, convey, transfer, assign and deliver to Purchaser and Purchaser shall purchase and accept from Kelly, all of Kelly’s right, title and interest in and to all of the following assets, except to the extent any of the following constitute Excluded Assets:

(i)	the Owned Real Property; and

(ii) all Books and Records owned by Kelly at the Closing Date, to the extent relating to the Freeport Facility.

(c) On the terms and subject to conditions set forth herein, at the Closing, Goodyear Canada and Goodyear Mexico shall sell, convey, transfer, assign and deliver to Purchaser and Purchaser shall purchase and accept from Goodyear Canada and Goodyear Mexico, all of the right, title and interest of each of Goodyear Canada and Goodyear Mexico in and to the following assets, except to the extent any of the following constitute Excluded Assets:

(i) all of the Inventories owned by Goodyear Canada or Goodyear Mexico as of the Closing Date; provided, however, that, in the event Goodyear Canada effects the Canadian Inventory Transfer, Goodyear Canada shall, subject to Section 6.16 hereof, transfer to Purchaser, in addition to the Inventories owned by Goodyear Canada as of the Closing Date (or in lieu of such Inventories in the event Goodyear Canada sells all such Inventories pursuant to the Canadian Inventory Transfer) all Accounts Receivable of Goodyear Canada arising directly out of, and relating exclusively to, the Canadian Inventory Transfer; and

(ii) all Books and Records owned by Goodyear Canada or Goodyear Mexico at the Closing Date, to the extent relating to the Inventories described in Clause (i) of this Section 2.1(c).

Section 2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1 hereof, the following assets, properties and rights, to the extent owned by or inuring to the benefit of any one or more Sellers (collectively, the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby and from the definition of the term “Purchased Assets” hereunder, in each case whether or not related to or used or held for use in connection with the Purchased Assets, the Freeport Facility or the Business:

(a) all Cash;

     (b) all Accounts Receivable, other than the Accounts Receivable, if any, to be transferred by Goodyear Canada pursuant to Section 2.1(c) hereof, which will not constitute Excluded Assets, except for the portion thereof that constitute Excluded Assets under Section 6.16. hereof;

(c) all assets not owned by Sellers as of the Closing, including, without limitation, all raw materials held under consignment agreements or arrangements with third parties, all property owned by any third party and leased or held by any Seller under any of the Assumed Leases or Assumed Contracts (including, without limitation, the Nitrogen Storage Tank and all the equipment owned by TBC Corporation or Universal Cooperatives, Inc. or held under either of the Custom Label Contracts) in each case identified in Schedule 2.2(c) hereof;

(d) subject to the Trademark License Agreement, all of the Goodyear Names and Marks, including, without limitation, the Licensed Marks;

(e) all rights and obligations under any and all employee benefit plans of each Seller, including, without limitation, the Employee Benefit Plans, and all assets, records and vendor arrangements associated with any such plan, whether held by one or more Sellers, in trust or otherwise;

(f) all casualty, liability or other insurance policies owned by or obtained on behalf of any Seller and all claims or rights under any such insurance policies;

(g) any federal, state or local, or any foreign, claim, cause of action, right of recovery or refund with respect to any Tax including, without limitation, income Tax refunds, franchise Tax refunds, duty draw backs on export sales; sales and use Tax refunds; real property Tax refunds; and personal property Tax refunds (except in respect of any refunds of Taxes, in respect of and relating to periods following the Closing) and all other claims and rights in respect of the foregoing;

(h) other than the Owned Real Property, all owned real property, all leased real property and any other interest in real property along with all appurtenant rights, easements and privileges appertaining or relating thereto;

(i) (A) all of each Seller’s finished goods, work-in process inventories, raw materials, consumables and supplies that are not Inventories; and (B) any Inventories that constitute Excluded Assets under Section 2.1(a)(ii) hereof;

(j) all rights under the Contracts pertaining to the Purchased Assets or the Business listed on Schedule 2.2(j) or Schedule 6.15 hereto (collectively, the “Excluded Contracts”);

(k) subject to the Technology Agreement, all Intellectual Property, and all (i) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application or applications, (ii) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (iii) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (iv) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions, (v) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others, (vi) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (vii) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (viii) copies and tangible embodiments of all the foregoing, in whatever form or medium and (ix) rights to obtain and rights to apply for patents, and to register trademarks and copyrights;

(l) except in respect of the Assumed Leases, all leases in respect of any computer hardware or equipment located at the Freeport Facility and listed on Schedule 2.2(l)(i), all computer hardware and leased equipment not located at the Freeport Facility, and, subject to the Software License Agreement, all computer software (located at or used on the computer equipment located at the Freeport Facility or otherwise), including, without limitation, source code, operating systems and specifications, applications and configurations, data, data bases, files, documentation and other materials related thereto, data and documentation, including, without limitation, those described on Schedule 2.2(l)(ii), and all licenses and sublicenses in respect of any such computer software, data and documentation as well as all Internet addresses, websites and URLs, including, without limitation, “www.goodyearag.com”;

(m) all prepaid expenses, advances and deposits of each Seller, whether or not related to the Business, and all rights of each Seller under or in respect thereof, in each case whether recorded or unrecorded;

(n) the automobile leases listed in Schedule 2.2(n) hereto, and the automobiles leased thereunder;

(o) all inter-company receivables and inter-company prepaid expenses of any Seller or any Affiliate, division or business sector or unit thereof, including the Business;

(p) all Contracts identified on Schedule 2.2(p)(ii) and all molds and all unique drums identified in Schedule 2.2(p)(iii) (each as defined in the Offtake Agreement), used or held for use by any Seller in connection with, the manufacture, distribution or sale of the categories of tires listed in Schedule 2.2(p)(i) hereto;

(q) all of the Books and Records (including all books of account and all supporting vouchers, invoices and other records and materials) of each Seller, (i) relating to any Taxes of such Seller (subject to the rights of Purchaser under Section 6.9 hereof), (ii) constituting personnel records, (subject to the rights of Purchaser under Article VII) corporate records, articles of incorporation, by-laws, minute books, stock or stock transfer records or other organizational documents or records of such Seller, (iii) which such Seller is required by Law to retain in its possession or (iv) which are subject to or protected by any privilege from disclosure under applicable Law;

(r) all telephone, telecopy and e-mail addresses and listings of each Seller;

(s) all claims, causes of action, choses in action, rights of recovery and rights to set off or compensation of any kind (including rights under and pursuant to all warranties, representations and guarantees made by suppliers) against third parties, but excluding all such assets (including rights under and pursuant to all warranties, representations and guarantees made by suppliers) relating to or arising out of the Purchased Assets or the Business or related to any raw materials or contracts in respect thereof;

(t) all of each Seller’s rights under this Agreement and each of the agreements, documents and instruments contemplated to be executed or delivered hereunder or in connection herewith, including, without limitation, each of the Ancillary Agreements;

(u) all of each Seller’s assets not used in connection with the manufacture of Farm Tires at the Freeport Facility and not located at the Freeport Facility;

(v) all of each Seller’s rights and assets under or related to any and all agreements, contracts, instruments and/or arrangements between such Seller and any utility service provider, including, without limitation, any provider of electricity, gas, water, sewerage, telephone or internet access services other than those that relate to the Freeport Facility or that constitute Purchased Assets under Section 2.1(a)(vi) hereof; and

(w) all of the other property and assets described on Schedule 2.2(w) hereto.

Section 2.3 Consideration To Be Paid by Purchaser. As consideration for the sale, transfer and assignment of the Purchased Assets, and for the Non-Competition Covenants, Purchaser shall, (a) pay to Sellers the purchase price as defined and determined pursuant to Section 2.4 hereof (the “Purchase Price”) and (b) assume the Assumed Liabilities (as hereinafter defined). At the Closing, Purchaser shall pay to Sellers One Hundred Million and No/100 ($100,000,000.00) Dollars (the “Preliminary Purchase Price”) by wire transfer of immediately available U.S. denominated funds in accordance with the wire transfer instructions set forth on Schedule 2.3(a) hereto. The parties acknowledge and agree that the Purchase Price payable hereunder includes payment in full by Purchaser for a non-refundable prepaid royalty, which prepaid royalty is payable in addition to all amounts due or to become due under the Technology Agreement for the rights granted under the Technology Agreement, including, without limitation, the rights granted to Purchaser in respect of the Licensed Patents and the Know How (each as defined in the Technology Agreement) (the “Prepaid Royalty”), in an amount equal to the amount allocated to such Prepaid Royalty under Section 2.8 hereof.

Section 2.4 Preliminary Purchase Price; Determination of Purchase Price The Preliminary Purchase Price is based on the net book value of property and equipment of the Purchased Assets (other than Inventories) of Forty-four Million Six Hundred Thousand and No/100 ($44,600,000) Dollars (the “Property and Equipment Value”) and an estimated Inventory value of Forty-six Million Three Hundred Thousand and No/100 $46,300,000 Dollars (the “Estimated Inventory Value”). The Purchase Price shall be determined as follows:

(a) As soon as practicable, but in no event later than sixty (60) days following the Closing Date, Purchaser shall prepare a calculation of the value of the Inventory as of the Closing Date (the “Closing Inventory Value”). The Closing Inventory Value shall be (i) the Base Closing Inventory Value, (ii) plus the amount of the Accounts Receivable of Goodyear Canada, if any, less the adjustment set forth in Section 6.16, if any, arising from the Canadian Inventory Transfer pursuant to Section 6.16 hereof.

(b) During the calculation of the Closing Inventory Value and the period of any dispute within the contemplation of this Section 2.4, Sellers shall (i) provide Purchaser and Purchaser’s authorized representatives with reasonable access during normal business hours to the books, records, facilities and employees of Sellers concerning the Inventories, and (ii) cooperate with Purchaser’s and Purchaser’s authorized representatives’ reasonable requests with respect to the calculation of the Closing Inventory Value, including by providing on a timely basis all information necessary or useful in calculating the Closing Inventory Value.

(c) Purchaser shall deliver a written statement of the Closing Inventory Value (the “Closing Inventory Value Statement”) to Sellers promptly after it has been prepared. After receipt of the Closing Inventory Value Statement, Sellers shall have sixty (60) days to review the Closing Inventory Value Statement. Sellers and their authorized representatives shall have reasonable access during normal business hours to all relevant books and records, facilities and employees of Purchaser and Purchaser shall cooperate with Sellers’ and Sellers’ representatives’ reasonable requests with respect to their review of the Closing Inventory Value Statement. Unless Sellers deliver written notice to Purchaser on or prior to the sixtieth (60th) day after Sellers’ receipt of the Closing Inventory Value Statement specifying in reasonable detail the amount, nature and basis of all disputed items, Sellers shall be deemed to have accepted and agreed to the calculation of the Closing Inventory Value. If Sellers timely notify Purchaser of their objection to the calculation of the Closing Inventory Value, Purchaser and Sellers shall, following such notice attempt to resolve their differences pursuant to Section 12.9(b) hereof within the period set forth in Section 12.9(b) (the “Resolution Period”). Any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(d) If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute, then such amounts remaining in dispute shall be resolved in the following manner: (i) Sellers shall, at their expense, select as their representative a person from Pricewaterhouse Coopers LLP (the “Sellers’ Representative”) and Purchaser, at its expense, shall select as its representative a person from Pricewaterhouse Coopers LLP (the “Purchaser’s Representative”) within ten (10) days after the expiration of the Resolution Period. Within ten (10) days thereafter, the Sellers’ Representative and the Purchaser’s Representative shall select one other person from Pricewaterhouse Coopers LLP who shall act as a neutral arbitrator (the “Neutral Auditor”) who shall resolve any and all amounts remaining in dispute. The fees and disbursements of the Neutral Auditor shall be allocated between the Sellers and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Neutral Auditor that is unsuccessfully disputed by each party (as finally determined by the Neutral Auditor) bears to the total amount of such remaining disputed items so submitted. The Neutral Auditor shall act as an arbitrator to determine, based solely on the provisions of this Section 2.4 and the presentations by Sellers and Purchaser, and not by independent review, only those issues still in dispute. The Neutral Auditor’s determination shall be made within thirty (30) days of his or her selection, shall be set forth in a written statement delivered to Sellers and Purchaser and shall be deemed a final, binding and conclusive arbitration award. A judgment of a court of competent jurisdiction may be entered upon the Neutral Auditor’s determination. The term “Final Closing Inventory Value” shall mean the definitive Closing Inventory Value agreed to (or deemed to be agreed to) by Purchaser and Sellers in accordance with Section 2.4(c) or resulting from the determinations made by the Neutral Auditor in accordance with this Section 2.4(d) (in addition to those items theretofore agreed to by Sellers and Purchaser).

     (e) If the aggregate amount of the Property and Equipment Value plus Final Closing Inventory Value is not less than $92,000,000 nor more than $100,000,000, there shall be no adjustment to the Preliminary Purchase Price and the Preliminary Purchase Price shall be the Purchase Price. The Preliminary Purchase Price shall be (i) increased dollar for dollar to the extent that the aggregate amount of the Property and Equipment Value plus the Final Closing Inventory Value exceeds $100,000,000, or (ii) decreased dollar for dollar to the extent that the aggregate amount of the Property and Equipment Value plus the Final Closing Inventory Value is less than $92,000,000. Any adjustments to the Preliminary Purchase Price made under this Section 2.4(e) shall bear interest from the Closing Date through the date of payment at the rate of interest publicly announced by Citibank, N.A., in New York, New York, from time to time as its prime rate, for the period from the Closing Date to the date of such payment. Any adjustments to the Preliminary Purchase Price made pursuant to this Section 2.4(e) shall be paid by wire transfer of immediately available funds to the account specified by Sellers, if Sellers are owed payment, or by Purchaser, if Purchaser is owed payment, within five (5) business days after the Final Closing Inventory Value is agreed to by Purchaser and Sellers or any remaining disputed items are ultimately determined by the Neutral Auditor. The Preliminary Purchase Price as adjusted pursuant to this Section 2.4 is referred to herein as the “Purchase Price.”

Section 2.5 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume and, thereafter, shall pay, perform and discharge when due, all liabilities, other than any Excluded Liability, set forth below (collectively, the “Assumed Liabilities”):

(a) all obligations and liabilities related to or in respect of each of the Purchased Assets, each of the Assumed Contracts and each of the Assumed Leases, and that arise, accrue or relate to the period following the Closing;

(b) all obligations and liabilities in respect of (i) returns, recalls, retrofits and warranty and adjustment claims (other than any Action) and relating to any products manufactured by Purchaser after the Closing Date (other than tires manufactured under the Offtake Agreement) that constitute Farm Tires, Licensed Products or other products in categories similar thereto or manufactured using any of the Purchased Assets or any rights granted under the Technology Agreement and (ii) any Action relating to any such products manufactured by Purchaser after the Closing Date other than any Excluded Design Defect Claim;

(c) obligations and liabilities for Taxes, to the extent expressly set forth in Section 6.7 hereof;

(d) the obligations and liabilities for environmental matters to the extent expressly set forth in Section 8.1 hereof; and

(e) all obligations and liabilities described on Schedule 2.5(e) hereto.

Section 2.6 Excluded Liabilities. Purchaser shall not be liable or obligated for any of Sellers’ past, present or future liabilities and nothing in this Agreement shall be construed in any manner to constitute an assumption by Purchaser of any such liability of Sellers. Sellers shall retain and pay and perform when due all of their liabilities, secured or unsecured, whether known or unknown, asserted or unasserted, absolute, accrued, contingent or otherwise, and whether due to or to become due (collectively, the “Excluded Liabilities”). Other than as specifically set forth in Section 2.5, the Excluded Liabilities shall include the following liabilities:

(a) any of Sellers’ obligations and liabilities, to the extent accrued or arising prior to the Closing including, without limitation, all Accounts Payable;

(b) any of Sellers’ liabilities and obligations under any Environmental Law or related to the use, transportation, handling, discharge or release of any Hazardous Material, except for the liabilities and obligations of Purchaser to the extent expressly set forth in Section 8.1 hereof;

(c) any of Sellers’ obligations and liabilities under or related to any Employee Benefit Plan or related to or in favor of any employee, former employee, retiree or job applicant of any Seller;

(d) any of Sellers’ obligations and liabilities arising out of or relating to any Action to which any Seller is a party pending as of the Closing;

(e) except as otherwise set forth herein or in any of the Ancillary Agreements, any of Sellers’ obligations and liabilities under any contract, agreement, obligation or commitment of any Seller not included in the Purchased Assets, or otherwise in respect of any Excluded Asset.

(f) any of Sellers’ obligations and liabilities under this Agreement and the Ancillary Agreements;

(g) any of Sellers’ obligations and liabilities in respect of the Excluded Contracts, Permitted Liens (except with respect to matters falling within the description set forth in Clauses (c) (A), (B) and (C) (subject to proration as described in Section 6.13(f)) and (d) (subject to proration as described in Section 6.13(f)) of the definition of Permitted Liens set forth in Section 1.1 of this Agreement), the borrowing of money or issuance of any note, bond, indenture, loan, credit agreement or other evidence of indebtedness, whether or not disclosed in this Agreement;

(h) except as otherwise set forth herein, including, without limitation, as set forth in Sections 2.7 and 6.4 hereof, any of Sellers’ liabilities and obligations resulting from the acts or omissions of Sellers following the Closing Date; and

(i) any of Sellers’ obligations and liabilities in respect of (i) returns, recalls, retrofits and warranty and adjustment claims (other than any Action) and relating to any products manufactured, sold or distributed by Sellers prior to the Closing Date that constitute Farm Tires, Licensed Products or other products in categories similar thereto or manufactured using any of the Purchased Assets or any rights granted under the Technology Agreement, (ii) all Actions related to any such products, and (iii) all Actions (each an “Excluded Design Defect Claim”) constituting or including claims for injuries or damages, but only to the extent of such damages, caused by a design defect in any Farm Tire if and to the extent that: (A) such claims allege that such design defect in such Farm Tire proximately caused such damages or injuries, (B) Farm Tires of the same size and type as such Farm Tire are in commercial production, but have been in commercial production for less than 24 months, as of the Closing Date, (C) such Farm Tire was manufactured by Purchaser at Freeport within 18 months after the Closing Date, and (D) with respect to, and measured using data available as of the expiration of, the 18 month period following the Closing Date, Farm Tires of the same size and type as such Farm Tire have an adjustment rate of 2% or more of units sold.

Section 2.7 Assignment and Transfer of Contracts and Permits. Nothing in this Agreement shall be construed as an assignment of, or an attempt or commitment to assign to Purchaser, any Assumed Contract, Assumed Lease or Permit (including any Environmental Permit) which, as a matter of law or by its terms, is (i) not assignable, or (ii) not assignable without the approval or consent of the issuer thereof or the other party or parties thereto (A) without first obtaining such approval or consent or (B) if, despite compliance with Sections 6.4 and 6.11 hereof, consent to assignment cannot be obtained, or (iii) not assignable without continuing liability to any Seller following the Closing (collectively, the “Nonassignable Rights”). Except in respect of any Permit or Environmental Permit (in respect of which the parties shall comply with Section 6.11 hereof), in connection with the Nonassignable Rights, and, in particular, should any consent or approval not be available on the Closing Date, Sellers shall, for a reasonable period, to be agreed upon by the parties:

(a) as to consents and approvals described above in Clause (ii) of this Section 2.7, use reasonable efforts to obtain, subject to the limitations contemplated by Section 6.4 hereof, such consents or approvals in a form reasonably satisfactory to Purchaser as promptly thereafter as practicable; provided, however, that no Seller shall have any obligation to give any guarantee or other consideration of any nature, or to consent to any material amendment of any of the Nonassignable Rights, in connection with performance of the foregoing obligation.

(b) use reasonable efforts to obtain the benefits accruing after, and in respect of the period after, the Closing, of the Nonassignable Rights to Purchaser; provided, however, that no Seller shall have any obligation to give any guarantee or other consideration of any nature, or to consent to any material amendment of any of the Nonassignable Rights, in connection with performance of the foregoing obligation and provided further that, if a Seller provides the benefits of any Nonassignable Right held by such Seller to Purchaser pursuant to this Clause (b), Purchaser shall, and hereby does, assume, indemnify Sellers against and hold Sellers harmless from, the liabilities and obligations of Sellers (or any of them) thereunder arising during, relating to or accruing in respect of the period of such compliance (all of which liabilities and obligations shall constitute, notwithstanding anything to the contrary set forth herein, Assumed Liabilities) and, to the greatest extent possible, pay, perform and discharge when due, as subcontractor for Sellers (or any of them) or otherwise, all of the terms, covenants and provisions thereof during such period.

(c) cooperate with the Purchaser, at the expense of Purchaser, in taking such commercially reasonable actions (not including the initiation of, or participation in, any Action) as Purchaser may from time to time request to enforce, and to preserve for the benefit of Purchaser, the Nonassignable Rights; and

(d) pay over to the Purchaser, all monies collected by or paid to the Sellers in respect of the Nonassignable Rights due after the Closing, to the extent due in respect of, and in respect of obligations accruing during, the period after the Closing.

Section 2.8 Allocation of the Purchase Price. The sum of the Purchase Price and the value of the Assumed Liabilities shall be allocated among the Sellers, and, as to each Seller, among the Purchased Assets, the Non-Competition Covenants and the Prepaid Royalty, for Tax purposes (including, without limitation, U.S. federal income Tax purposes) as set forth on Schedule 2.8. Purchaser shall prepare Form 8594 under Section 1060 of the Code relating to this transaction based on this agreed allocation. Purchaser and Sellers agree to file such Form, and such other documents as may be required in respect of such allocation by any Taxing Authority, with each relevant Taxing Authority. Purchaser and Sellers each agree to file all income, franchise and other Tax Returns, and execute such other documents as may be required by any Taxing Authority, in a manner consistent with the agreed allocation and such Form and to refrain from taking any position inconsistent with such Form or agreed allocation with any Taxing Authority unless otherwise required by applicable Law; provided however, that the amounts set forth on Schedule 2.8 shall be ratably adjusted to reflect any differences between the Preliminary Purchase Price and the Purchase Price.

ARTICLE III

THE CLOSING

Section 3.1 The Closing. The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to Sections 2.1 and 2.5 hereof (the “Closing”) shall take place either at the offices of Goodyear at 1144 East Market Street, Akron, Ohio, 44316 or the office of Bodman LLP, Detroit, Michigan (or at such location to be agreed upon by the parties) at 10:00 a.m. Eastern Standard Time on April 1, 2005, or, if later, on the fifth (5th) Business Day following the satisfaction or waiver of the conditions set forth in Article IX hereof (other than those conditions intended to be satisfied substantially simultaneously with the Closing), or at such other date, place or time as may be agreed upon by the parties (the “Closing Date”).

Section 3.2 Closing Deliveries. At the Closing, the parties shall make the deliveries described below, provided that the obligation of Purchaser and Sellers to do so shall depend on the performance by Purchaser and Sellers of their respective obligations under this Section 3.2.

(a) Sellers shall deliver or cause to be delivered to Purchaser the following:

(i) an Assignment and Bill of Sale substantially in the form attached as Exhibit A hereto (the “Bill of Sale”), duly executed on behalf of Goodyear, Goodyear Canada and Goodyear Mexico;

(ii) an Assumption Agreement substantially in the form attached as Exhibit B hereto (the “Assumption Agreement”), duly executed on behalf of each Seller;

(iii) a Special Warranty Deed, with respect to the Owned Real Property, substantially in the form attached as Exhibit C hereto (the “Special Warranty Deed”), duly executed on behalf of Kelly;

(iv) a Sublease Agreement, with respect to the Lamm Road Lease, substantially in the form attached as Exhibit D hereto (the “Sublease”), duly executed on behalf of Goodyear;

(v) one or more Leasehold Assignments substantially in the form attached as Exhibit E hereto (collectively, the “Personal Property Lease Assignments”), duly executed on behalf of Goodyear and the lessors under the Personal Property Leases;

(vi) one or more Leasehold Assignments substantially in the forms attached as Exhibit F hereto (collectively, the “Farm Lease Assignments,” and, together with the Personal Property Lease Assignments, the “Lease Assignments”), duly executed on behalf of Goodyear;

(vii) an Offtake Agreement substantially in the form attached as Exhibit G hereto (the “Offtake Agreement”), duly executed on behalf of Goodyear;

(viii) a Compound Mixing Agreement substantially in the form attached as Exhibit H hereto (the “Mixing Agreement”), duly executed on behalf of Goodyear;

(ix) a Warranty Service Agreement substantially in the form attached as Exhibit I hereto (the “Service Agreement”), duly executed on behalf of Goodyear;

(x) a Bilateral Supply Agreement substantially in the form attached as Exhibit J hereto (the “Supply Agreement”), duly executed on behalf of Goodyear;

(xi) a Raw Materials Agreement substantially in the form attached as Exhibit K hereto (the “Raw Materials Agreement”), duly executed on behalf of Goodyear;

(xii) a Trademark License Agreement substantially in the form attached as Exhibit L hereto (the “Trademark License Agreement”), duly executed on behalf of Goodyear;

(xiii) a Patent and Know How Transfer and License Agreement substantially in the form attached as Exhibit M hereto (the “Technology Agreement”), duly executed on behalf of Goodyear;

(xiv) an Employee Leasing Contract substantially in the form attached as Exhibit N hereto (the “Employee Leasing Contract”), duly executed on behalf of Goodyear;

(xv) a Bailment Agreement substantially in the form attached as Exhibit O hereto (the “Bailment Agreement”), duly executed on behalf of Goodyear;

(xvi) a Software License Agreement substantially in the form attached as Exhibit P hereto (the “Software License Agreement”), duly executed on behalf of Goodyear;

(xvii) the certificates and other documents required to be delivered by Sellers pursuant to Article IX hereof, including, without limitation, the certified copies of resolutions described in Section 9.3(b) hereof;

(xviii) The Estoppel Certificate if obtained pursuant to Section 6.13(a) hereof, (the “Estoppel Certificate”), duly executed by the lessor of the Leased Real Property;

(xix) a certificate from Kelly (which complies with Section 1445 of the Code) of non-foreign status executed in accordance with the provisions of the Foreign Investment in Real Property Tax Act;

(xx) such other documents as may be necessary to be delivered at the Closing in order to consummate the transactions contemplated hereby to be effected at the Closing.

(b) Purchaser shall deliver or cause to be delivered to Sellers the following:

(i) a wire transfer of immediately available U.S. denominated funds in the amount of the Purchase Price;

(ii) the Bill of Sale, duly accepted on behalf of Purchaser;

(iii) the Assumption Agreement, duly executed on behalf of Purchaser;

(iv) the Special Warranty Deed, duly accepted on behalf of Purchaser;

(v) the Sublease Agreement, duly executed on behalf of Purchaser;

(vi) the Lease Assignments, duly executed on behalf of Purchaser;

(vii) the Offtake Agreement, duly executed on behalf of Purchaser;

(viii) the Mixing Agreement, duly executed on behalf of Purchaser;

(ix) the Service Agreement, duly executed on behalf of Purchaser;

(x) the Supply Agreement, duly executed on behalf of Purchaser;

(xi) the Raw Materials Agreement, duly executed on behalf of Purchaser;

(xii) the Trademark License Agreement, duly executed on behalf of Purchaser;

(xiii) the Technology Agreement, duly executed on behalf of Purchaser;

(xiv) the Employee Leasing Contract, duly executed on behalf of Purchaser;

(xv) the Bailment Agreement, duly executed on behalf of Purchaser;

(xvi) the Software License Agreement, duly executed on behalf of Purchaser;

(xvii) the certificates and other documents required to be delivered by Purchasers pursuant to Article IX hereof, including, without limitation, the certified copies of resolutions described in Section 9.2(d) hereof; and

(xviii) such other documents as may be necessary to be delivered at the Closing in order to consummate the transactions contemplated hereby to be affected at the Closing.

Section 3.3 Further Assurances. From time to time following the Closing, Purchaser, on the one hand, and Sellers, on the other, shall, at the reasonable request of the other party or parties, execute, acknowledge and deliver, at the sole cost of the requesting party or parties, such assignments, conveyances, consents, assurances, instruments of transfer or assumption and other instruments, and shall take such other actions consistent with the terms of this Agreement, as may be reasonably necessary to vest in Purchaser all right, title and interest of each Seller in and to the Purchased Assets transferred by such Seller hereunder and otherwise to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, in the event either of the Custom Label Contracts cannot be assigned prior to the Closing despite compliance with Section 6.4 hereof, and cannot be assigned following the Closing during the period referred to in, and despite compliance with, Section 2.7 hereof, Purchaser shall cooperate with Sellers to remove and ship all Inventories manufactured thereunder and the molds and other property and assets located at, installed in or affixed to the Freeport Facility set forth in Schedule 3.3 hereof, to or as directed by Sellers. Between the Closing and the expiration of the period referred to in Section 2.7 hereof, or, if later, the date on which all such assets and Inventories have been removed and shipped in accordance herewith, (i) Purchaser shall hold such Inventories and assets for the account of Goodyear, and (ii) Purchaser shall from time to time ship such Inventories to or as directed by Sellers.

    Section 3.4 Administration of Accounts  (a) All payments and reimbursements made by any third party in the name of or to any Seller that are received after the Closing, to the extent in connection with or arising out of the Purchased Assets or the Assumed Liabilities shall be held by such Seller in trust for the benefit of Purchaser and, immediately upon receipt by such Seller of any such payment or reimbursement, such Seller shall pay over to Purchaser the amount of such payment or reimbursement without right of set-off; provided, however, that nothing herein is intended to or shall confer any right or interest to Purchaser in or to any Excluded Asset or any payment or reimbursement related thereto.

(b) All payments and reimbursements made by any third party in the name of or to Purchaser that are received after the Closing, to the extent in connection with or arising out of Excluded Assets or the Excluded Liabilities, shall be held by Purchaser in trust for the benefit of the relevant Seller and, immediately upon receipt by Purchaser of any such payment or reimbursement, Purchaser shall pay over to the relevant Seller the amount of such payment or reimbursement without right of set-off provided, however, that nothing herein is intended to or shall confer any right or interest to Sellers in or to any Purchased Assets or any payment or reimbursement related thereto.

(c) Subject to Article X and the limitations set forth therein, if Purchaser pays any of the Excluded Liabilities, then Goodyear shall reimburse the amount of such Payment to Purchaser within thirty (30) days of receipt by Goodyear of a demand for reimbursement, together with corresponding documentation of such payment.

(d) Subject to Article X and the limitations set forth therein, if Sellers pay any of the Assumed Liabilities, then Purchaser shall reimburse the amount of such Payment to Sellers within thirty (30) days of receipt by Purchaser of a demand for reimbursement, together with corresponding documentation of such payment.

Section 3.5 Bulk Sales Laws. Notwithstanding any other provision of this Agreement, Purchaser hereby waives compliance by Sellers with the provisions of any bulk transfer or bulk sales Law of any jurisdiction in connection with the transactions contemplated hereby. Sellers hereby indemnifiy and agree to hold Purchaser harmless from and against any and all liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees, incurred or sustained by Purchaser due to such non-compliance.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Sellers hereby represent and warrant to Purchaser that the following representations and warranties are true and correct as of the date hereof:

Section 4.1 Incorporation; Authorization; Etc.Each of Goodyear and Kelly is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation. Goodyear Mexico is a sociedad de responsabilidad limitada, duly organized, validly existing and in good standing under the Laws of Mexico. Goodyear Canada is a corporation, duly organized, validly existing and in good standing under the Laws of Ontario. Each Seller is duly authorized to conduct business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of the Purchased Assets owned by it or the performance of the Assumed Contracts or the Assumed Leases to which it is a party makes such qualification necessary. Each Seller has all requisite corporate or organizational power and authority to own Purchased Assets owned by it, to perform the Assumed Contracts and the Assumed Leases to which it is a party. Each Seller has all requisite corporate or organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party have been duly and validly authorized by all necessary corporate or organizational proceedings on the part of each Seller. This Agreement has been and when executed and delivered the Ancillary Agreements to which each of them is a party, will be duly and validly executed and delivered by each Seller and, assuming the due authorization, execution and delivery hereof by Purchaser, constitutes a valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles and limitations on the availability of equitable relief (whether invoked in a proceeding at law or in equity).

Section 4.2 No Conflict. (a) Except as set forth on Schedule 4.2(a), and subject to obtaining the Seller Required Approvals, the execution and delivery by each Seller of this Agreement do not, and, when executed and delivered, such execution and delivery of the Ancillary Agreements to which it is a party will not, and the consummation by such Seller of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default under, or result in a right of notice, termination, or acceleration under, or result in the creation of any Lien upon any of the Purchased Assets under, any of the terms, conditions or provisions of (i) such Seller’s articles of incorporation or by-laws, (ii) any Law applicable to such Seller, the Assumed Leases, the Assumed Contracts or any of the Purchased Assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which such Seller is a party and by which any of the Purchased Assets is bound.

(b) Except for the Permits, filings, declarations, notices, Consents, registrations, approvals and other matters described on Schedule 4.2(b) (the “Seller Required Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution and delivery by any Seller of this Agreement and the Ancillary Documents to which it is a party or the consummation by any Seller of the transactions contemplated hereby or thereby.

Section 4.3 Real and Tangible Personal Property. (a) Schedule 4.3(a) sets forth a legal description of the Owned Real Property. Except as set forth on Schedule 4.3(a) hereto, Kelly has good and marketable title to the Owned Real Property, free and clear of all Liens. Except as set forth on Schedule 4.3(a) hereto, (i) the buildings, structures, fixtures, building systems and equipment included in the Owned Real Property (collectively, the “Improvements”) are, taken as a whole, in good condition and repair, normal wear and tear excepted, except to the extent the failure to be in such condition or repair does not materially impair the operation of the Owned Real Property as currently conducted and (ii) there are no material structural deficiencies affecting the Improvements. For purposes of the preceding sentence, “material” or “materially” means that the cost to repair or remedy any deficiency or condition would exceed the sum of $10,000. The classification of each parcel of Owned Real Property under applicable zoning laws, ordinances and regulations expressly permits the use and occupancy of such parcel and the operation of the Business as currently conducted thereon (and not merely as a prior non-conforming use or similar designation), and permits the Improvements located thereon as currently constructed, used and occupied. There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the Knowledge of Sellers, threatened, affecting any parcel of Owned Real Property or any portion thereof or interest therein.

(b) Sellers have previously provided or made available to Purchaser a true and correct copy of the Lamm Road Lease and each of the Farm Leases, each as amended as of the date hereof. Except as set forth on Schedule 4.3(b) hereto, with respect to each of the Lamm Road Lease and each of the Farm Leases: (i) such lease is valid and enforceable, subject only to bankruptcy, reorganization, receivership and other laws affecting creditors’ rights generally and to general principals of equity, whether invoked in a proceeding in equity or at law; (ii) the transactions contemplated by this Agreement (including the Sublease) do not require the consent of any other party to such lease (other than the Seller Required Approvals), will not result in a breach of or default under such lease, and will not otherwise cause such lease to cease to be so valid and enforceable on terms substantially identical in all material respects following the Closing; (iii) Goodyear’s possession and quiet enjoyment of the Leased Real Property under the Lamm Road Lease is not presently disturbed and there are currently no disputes with respect to such lease; (iv) neither Goodyear nor the other party to the Lamm Road Lease, is in material breach or default under such lease; (v) Goodyear has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and (vi) Goodyear has not collaterally assigned or granted any Lien in the Lamm Road Lease or any interest therein.

(c) Except as set forth on Schedule 4.3(c) hereto, Kelly or Goodyear has obtained all Permits (other than Environmental Permits that are addressed in Section 4.18) required to be obtained by Kelly or Goodyear with respect to the Owned Real Property.

(d) Except as otherwise set forth herein, the Purchased Assets constitute all of the assets, rights and properties (other than any Excluded Assets) used or held for use by Sellers in connection with the manufacture of Farm Tires at and necessary for the operation of the Freeport Facility as presently operated.

(e) Schedule 2.1(a)(i) hereto sets forth a listing of all capital assets owned by Goodyear included in the Purchased Assets, other than Inventories, as of December 31, 2004. Except as set forth on Schedule 4.3(e)(i) hereto, and except with respect to such Purchased Assets as Goodyear has disposed of in the Ordinary Course of Business since December 31, 2004, Goodyear has good title to or an enforceable right to use all such Purchased Assets, free and clear of all Liens. All assets listed on Schedule 2.1(a)(i) are in good operating condition and repair (subject to normal wear and tear), are free from manufacturing flaws and have been maintained in accordance with Goodyear’s normal practices.

(f) Goodyear has previously provided or made available to Purchaser a true and correct copy of each of the Personal Property Leases, each as amended as of the date hereof. Except as set forth in Schedule 4.3(f) hereto, each of the Personal Property Leases are, assuming due execution and delivery by the counterparties thereto, legal, valid and binding in all material respects, enforceable in all material respects in accordance with their terms, subject only to bankruptcy, reorganization, receivership and other laws affecting creditors’ rights generally and to general principals of equity, whether invoked in a proceeding in equity or at law. All such Personal Property Leases are free of any material default or breach thereof by Goodyear.

(g) Schedule 4.3(g) lists all Permitted Liens as of January 31, 2005 to Sellers’ Knowledge.

Section 4.4 Financial Reports. Attached as Schedule 4.4 hereto are copies of certain management measurements of income and losses with respect to the Business (collectively, the “Reports”). The Reports (a) were prepared in all material respects in accordance with, and reflect, in all material respects, the books of account and other financial records of Goodyear and (b) were prepared in all material respects consistent with the past practices of Goodyear for measuring income and loss for unincorporated business units, except that (i) the Reports exclude information relating to rubber track and (ii) the Reports disaggregate or eliminate certain items of expense deemed by Goodyear not to be directly related to the Business.

Section 4.5 Absence of Certain Changes. Except as set forth on Schedule 4.5 hereto, between December 31, 2004 and the date hereof, there has not been:

(a) any Material Adverse Change;

(b) any material increase made or promised in the compensation or other remuneration or rate thereof payable or to become payable by Goodyear to its Employees generally;

(c) except as set forth on Schedules 4.3(a), (b), (c) or (e)(i) any Lien with respect to the Business other than Liens that do not individually or in the aggregate, exceed $25,000, imposed upon or attached to any of the Purchased Assets;

(d) except as set forth on Schedules 4.3(a), (b), (c) or (f) or Schedule 4.12, any material amendment to, consent by any Seller to the termination of or material breach by any Seller of any Assumed Contract or Assumed Lease;

(e) any material commitment to any labor organization by Goodyear with respect to the Employees;

(f) except as set forth on Schedule 4.5(f), any sale, transfer, lease, sublease, license or other disposal by any Seller of any of the Purchased Assets which individually or in the aggregate have a value in excess of $10,000 other than Inventories sold in the Ordinary Course of Business with respect to the Business;

(g) any material changes in the customary methods of operation of the Business, including, without limitation, policies and practices relating to Inventories;

(h) any casualty or loss with respect to any of the tangible personal or real property comprised by the Purchased Assets and that, in the aggregate, have a replacement cost of more than $10,000; or

(i) any agreement by any Seller to take any of the actions listed in this Section 4.5 except, in each case, as contemplated or permitted by this Agreement or any of the Ancillary Agreements.

Section 4.6 Inventories. Except as set forth on Schedule 4.6 hereto, and except to the extent reflected in the Reports, the Inventories comprised by the Purchased Assets consist in all material respects of products which are of a quality and quantity usable and saleable in the Ordinary Course of Business with respect to the Business and none of the Inventories is obsolete or damaged, except for obsolete items which have been written off or written down to net realized value. Subject to Section 6.16, the amount of Inventories presently on hand is consistent with historical levels. The amounts at which the Inventories have been valued by Goodyear have been determined in accordance with Goodyear’s existing inventory practices in respect of the Business. Goodyear has consistently used the first-in, first-out method of accounting for the Inventories. Except as set forth on Schedule 4.6, all of the Inventories are free and clear of all Liens.

Section 4.7 Litigation. Except as set forth on Schedule 4.7 hereto, there is no Action pending, nor, to Sellers’ Knowledge, threatened, against Sellers with respect to any of the Purchased Assets or the Business, before any Governmental Authority that would, if determined adversely to Sellers, have a Material Adverse Effect on the Purchased Assets or the Business. Except as disclosed on Schedule 4.7, and except to the extent related to the Consent of any Governmental Authority necessary in connection with the transactions contemplated hereby, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards rendered by a Governmental Authority against Sellers that would interfere with the use of the Purchased Assets in connection with the Business as presently conducted or prevent or delay the transactions contemplated in this Agreement.

Section 4.8 Intellectual Property. The Intellectual Property includes all of the patents, patent applications, inventions, and registered and unregistered trademarks, and all Know How (as defined in the Technology Agreement) material to the conduct of the Business on the terms contemplated by this Agreement and the License Agreements. Sellers represent and warrant that: (i) Goodyear owns or has a valid right to use all such Intellectual Property; (ii) to Sellers’ Knowledge, the conduct of the Business does not infringe the rights of any Person in any of such Intellectual Property; (iii) to Sellers’ Knowledge, no Person is currently infringing any of Goodyear’s rights in the Intellectual Property; and (iv) where not restricted otherwise, Goodyear has previously provided or made available to Purchaser correct and complete copies of all patents, registrations, applications, licenses and sublicenses, (as amended to date) with respect to each such item of Intellectual Property that constitutes a Licensed Mark (as defined in the Trademark License Agreement) or a Licensed Patent (as defined in the Technology Agreement).

Section 4.9 Employee Benefits. Schedule 4.9 hereto lists all benefit plans sponsored or participated in by Sellers or any of their Affiliates in connection with the Business and in effect as of the date hereof which are employee pension benefit plans, as defined in Section 3(2) of ERISA, medical and life insurance plans and employee welfare benefit plans as defined in Section 3(1) of ERISA and, in each case, in which any Employees participate (collectively, the “Employee Benefit Plans”). As to the Employee Benefit Plans sponsored by Sellers or their Affiliates which are “employee pension benefit plans” as defined in Section 3(2) of ERISA, such plans (i) if they are defined benefit plans, are subject to the minimum funding standards of Code Section 412 and (ii) are in material compliance with and have been administered in accordance with their terms and in material compliance with all applicable requirements of Law. Neither Sellers nor their Affiliates have incurred any liability under Title IV of ERISA that has or would, after the Closing Date, become a Lien upon any of the Purchased Assets pursuant to ERISA Section 4068.

Section 4.10 Employment and Labor Matters. Schedule 4.10 hereto sets forth a list of all employees of Goodyear employed exclusively in connection with the Business as of February 17, 2005 (collectively, the “Employees”). Except for the Collective Bargaining Agreement, there are no collective bargaining agreements or other similar labor union contracts to which any Seller is a party in respect of the Employees paid on an hourly basis. Sellers have previously provided or made available to Purchaser a true and correct copy of the Collective Bargaining Agreement.

Section 4.11 Compliance with Laws. Each Seller has, with respect to the Business and the Purchased Assets, complied in all material respects with all applicable Laws.

Section 4.12 Contracts. Schedule 4.12 sets forth all Assumed Contracts that involve aggregate annual consideration in excess of $50,000 and that are exclusively related to the Business and/or the Purchased Assets. Except as set forth on Schedule 4.12, and assuming due execution and delivery by the counterparties thereto, each Assumed Contract is in full force and effect and is, in all material respects, a valid and binding obligation, enforceable in all material respects in accordance with its terms, subject only to bankruptcy, reorganization, receivership and other laws affecting creditors’ rights generally and to general principals of equity, whether invoked in a proceeding in equity or at law. Except as set forth on Schedule 4.12, no Seller, and, to the Knowledge of Sellers, no other party is in material breach of, or material default under, any of the Assumed Contracts.

Section 4.13 Licenses and Permits. Goodyear has obtained and is in all material respects in compliance with all Permits and, except to the extent covered by the provisions of Section 4.3 (with respect to real estate permits) and Section 4.18 (with respect to certain Environmental Permits), necessary to conduct and carry on the Business using the Purchased Assets, except for Permits, the absence of which would not have a Material Adverse Effect (collectively, the “Material Permits”).

All such Material Permits are listed on Schedule 2.1(a)(vii) and are assignable and transferable except as set forth on Schedule 2.1(a)(vii). Except as set forth on Schedule 4.13, all such Material Permits are in full force and effect in all material respects and no Actions are pending or, to Sellers’ Knowledge, threatened that seek the revocation, termination, suspension, non-renewal or any material limitation thereof.

Section 4.14 Taxes. Each Seller has timely filed all Tax Returns required to be filed by it on or before the date hereof with respect to Taxes relating to the Purchased Assets and the Employees for each period ending on or before the date hereof, other than any Tax returns the failure to file which would not have a Material Adverse Effect. Except as set forth on Schedule 4.14 hereto, all Taxes shown as due on such Tax Returns have been or will be timely paid in all material respects, except with respect to any Taxes being contested by any Seller. There is no material unassessed Tax deficiency proposed in a writing delivered to Sellers or, to Sellers’ Knowledge, threatened against any Seller relating to the Purchased Assets and the Employees, nor is any Action pending or, to Sellers’ Knowledge, threatened by any Governmental Authority for assessment, reassessment or collection of any material Taxes relating to the Purchased Assets and the Employees. Kelly is not a “foreign person” within the meaning of Code Section 1445(f)(3).

Section 4.15 Insurance. Purchaser may access Goodyear’s insurance program via Goodyear’s website (www.goodyearinsurance.com).

Section 4.16 Product Warranty. Schedule 4.16 hereto includes true and complete copies of each Seller’s warranty agreements with Farm Tire customers, if any, and each Seller’s standard terms and conditions of sale, if any (containing standard guaranty, warranty, and indemnity provisions) in respect of the finished goods Inventories included in the Purchased Assets. Such Inventories are not subject to any material guaranty, warranty, or other indemnity (except any of the foregoing arising or implied under applicable Law) beyond the applicable warranty agreement or the standard terms and conditions of sale set forth or described in Schedule 4.16.

Section 4.17 Customers and Suppliers. Schedule 4.17 sets forth the names of the ten (10) most significant (i) customers (by revenue, including percentages of total revenues) of the Business and (ii) suppliers (by expense) exclusively to the Freeport Facility, in each case for the twelve (12) month period ended December 31, 2004. Sellers have previously supplied to Purchaser a list of all customers of the Business during calendar year 2004. Except as disclosed in Schedule 4.17, Sellers have no Knowledge that any customer of the Business listed on Schedule 4.17 will cease to use the products, goods or services of the Business, or will substantially reduce the use of such products, goods or services, at any time after the Closing Date. Except with respect to Sellers and their respective Affiliates and except as described in Schedule 4.17, Sellers have no Knowledge that any supplier listed on Schedule 4.17 will cease, or materially decrease the rate of, supplying material, products or services to the Freeport Facility at any time after the Closing Date.

Section 4.18 Environmental Matters. Except as set forth in Schedule 4.18 hereto:

(a) The Business has been conducted by Goodyear and the condition of the Purchased Assets and the Freeport Facility is and at all times has been in material compliance with all requirements of all applicable Environmental Laws;

(b) Sellers have obtained, currently possess and are and have been in material compliance with, all terms and conditions of all Environmental Permits, which Environmental Permits are (i) transferable as described in Schedule 2.1(a)(vii) and (ii) are listed on Schedule 2.1(a)(vii);

(c) Sellers have not during the past three years, or, if unresolved, any previous years, received any written or oral notice, report or other information suggesting that the operation of the Business or condition of the Purchased Assets or the Freeport Facility is in actual or alleged violation of any of the Environmental Laws, or that any of them have in connection with the Business any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental Laws;

(d) Except as set forth in Schedule 4.18 or the Phase I Environmental Assessment identified in Section 6.13(d), none of the following exists at, on, in or under any portion of the Freeport Facility: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) PCBs, (iv) naphtha or (v) landfills, surface impoundments, or disposal areas;

(e) Goodyear has not in connection with the operation of the Freeport Facility treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Laws;

(f) Goodyear has not, in connection with the operation of the Freeport Facility, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws; and

(g) No facts, events or conditions relating to the Freeport Facility will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other liabilities pursuant to Environmental Laws, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

Section 4.19 Brokers, Finders, Etc. Sellers have not employed any broker or finder, or incurred any Liability for a brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

Section 4.20  Accuracy of Information; Full Disclosure. All documents delivered by or on behalf of Sellers in connection with this Agreement are complete and accurate in all material respects. No representation or warranty of Sellers contained in this Agreement or in any Schedule hereto or in any Ancillary Agreement delivered to Purchaser pursuant hereto or in connection herewith and none of the written data or information furnished or made available to Purchaser by Sellers contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading. To the Knowledge of Sellers, there is no fact that has not been disclosed to Purchaser that has or could reasonably be expected to have a Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers that the following representations and warranties are true and correct as of the date hereof.

Section 5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Purchaser has all requisite power and authority to own, lease and operate its property and otherwise conduct its business as it is now being conducted. Purchaser is duly qualified to do business and in good standing in each jurisdiction where failure to do so would have a Material Adverse Effect.

Section 5.2 Authorization; Etc. Purchaser has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance of Purchaser’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate proceedings on the part of Purchaser. This Agreement has been, and when executed and delivered the Ancillary Agreements to which it is a party will be, duly executed and delivered by Purchaser and constitute and will constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms.

Section 5.3 No Conflict. (a) The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provision of, constitute a default under, or result in a right of notice, termination or acceleration under, or result in the creation of any Lien under, any of the terms, conditions or provisions of (i) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, lease, agreement, commitment, understanding, arrangement or restriction of any kind to which Purchaser is a party or by which Purchaser or any of its property is bound; (ii) any Law to which Purchaser or any of its property is subject; (iii) Purchaser’s articles of incorporation or bylaws or any resolutions adopted by the board of directors or shareholders of Purchaser.

(b) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, and Governmental Authority or other Person is necessary for the execution by Purchaser of this Agreement and the Ancillary Agreements to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby.

Section 5.4 Independent Analysis. Purchaser acknowledges and agrees that except as expressly set forth in this Agreement, no Seller has made any representation or warranty upon which Purchaser is relying with respect to the Purchased Assets, the Assumed Liabilities or otherwise. Purchaser has performed, and will perform, and is purchasing the Purchased Assets and assuming the Assumed Liabilities based only (except in respect of the representations and warranties of Sellers expressly set forth herein) upon, its own due diligence and investigations with respect to the Business, the Purchased Assets and the Assumed Liabilities and has formed its own conclusions regarding the condition (financial and otherwise), value, property, liabilities, contracts, contingencies, prospects, risks and other incidents thereof.

Section 5.5 Litigation. There is no Action, at law or in equity, pending nor, to the Knowledge of Purchaser, threatened against Purchaser which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 5.6 Finders, Brokers. Purchaser is not a party to any agreement with any finder or broker, or in any way obligated to any finder or broker, for any commissions, fees or expenses incurred in connection with the origin, negotiation, execution or performance of this Agreement.

ARTICLE VI

COVENANTS OF SELLER AND PURCHASER

Section 6.1 Access to Information; Confidentiality. (a) On the terms and subject to the Conditions set forth in the Confidentiality Agreement, between the date of this Agreement and the Closing Date, each Seller will, on reasonable notice and during ordinary business hours, subject to the requirements of applicable Law, including, without limitation, all applicable competition Laws, (i) give to Purchaser and its authorized representatives reasonable access to all books, records (including, without limitation, all work papers and other documents of such Seller and its accountants who have knowledge of the Business), plants, offices and other facilities and properties of such Seller to the extent related to the Purchased Assets or the Assumed Liabilities, including, without limitation, such books and records of Sellers as Purchaser or such representatives may reasonably request in connection with Purchaser’s compliance with applicable securities laws in connection with the consummation of the transactions contemplated hereby, (ii) permit Purchaser to make such inspections thereof as Purchaser may reasonably request and (iii) cause such Seller’s officers, employees and advisors with knowledge of the Business and the Purchased Assets to furnish Purchaser with such financial and operating data and other information with respect to the Business and the Purchased Assets as Purchaser may from time to time reasonably request. Any such inspection or investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business or the Purchased Assets.

(b) The Confidentiality Agreement shall remain in full force and effect and shall survive the execution and delivery of this Agreement and the termination of this Agreement for any reason whatsoever, subject to its stated expiration date.

Section 6.2 Conduct of the Business. Except as set forth on Schedule 6.2 hereto or as contemplated or permitted hereby or otherwise consented to by Purchaser (such consent not to be unreasonably withheld or delayed by Purchaser), from the date hereof through the Closing, Goodyear shall operate the Business and the Purchased Assets in the Ordinary Course of Business and shall not take any action of the type represented not to have occurred in Section 4.5 hereof. All molds and drums relating to Skid Steer and Large Terra tires presently located at Goodyear’s Topeka, Kansas manufacturing facility shall be moved to the Owned Real Property, at Goodyear’s expense, prior to the Closing.

Section 6.3 Notification of Certain Matters. (a) Each Seller may, from time to time prior to the Closing, deliver to Purchaser a supplement (each a “Supplemental Schedule”) to Sellers’ disclosure Schedules attached hereto that may disclose any fact, circumstance or development that has occurred or been discovered after the date hereof and that would constitute a breach of the representations and warranties of Sellers (or any of them) contained in this Agreement (as of the date of this Agreement or as of the date of such fact, circumstance or development, applying such representations to such date if made on and as of such date) if not disclosed. In the event (i) the Closing occurs in accordance herewith, as to each item or items in the aggregate set forth in any Supplemental Schedule or Schedules for which Purchaser would have been entitled to refuse to consummate the Closing under Section 9.3(a) hereof, or (ii) Purchaser would have the right to terminate this Agreement pursuant to Section 11.1(d) hereof, by reason of any item or items in the aggregate on any Supplemental Schedule or Schedules and does not or cannot exercise such right within the time permitted thereby, as to each item set forth in any such Supplemental Schedule, then, in such case, the Supplemental Schedule or Schedules shall be deemed to have amended such disclosure Schedules, to have qualified the representations and warranties of Sellers (or any of them) contained in this Agreement and to have corrected any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the fact, circumstance or development (with the result that no misrepresentation or breach shall be deemed to have occurred), in each case to the extent of the disclosure contained in such Supplemental Schedule or Schedules.

(b) If prior to the Closing, Purchaser discovers any fact, circumstance or development that would or would reasonably be expected to constitute a breach of the representations or warranties of Sellers (or any of them) contained in this Agreement (as of the date of this Agreement or as of the date of such fact, circumstance or development, applying such representations to such date if made on and as of such date) and that could result in a right of claim against Sellers in an amount in excess of $50,000, then in such case, Purchaser shall forthwith notify Sellers of such discovery and shall provide Sellers with the details of such discovery.

Section 6.4 Efforts Concerning Closing Conditions; Regulatory and Other Authorizations; Notices and Consents. (a) Subject to Sections 2.7 and 6.11 hereof, Purchaser and Sellers shall use their reasonable best efforts to cause the satisfaction of the conditions to the obligations of each party at the Closing set forth in Section 9.1 hereof and the satisfaction of the conditions to the obligations of the other party at the Closing set forth in Section 9.2 or Section 9.3 hereof, as the case may be, to the extent the satisfaction of such conditions is within such party’s control except in respect of Section 9.3(g) hereof, as to which neither Sellers nor Purchaser shall be subject to the foregoing obligations, and Sections 9.3(f) and (h) hereof, as to which Purchaser, rather than Seller, shall be subject to foregoing obligations.

(b) Subject to Sections 2.7 and 6.11 hereof, each party shall use its reasonable efforts to obtain all authorizations, Consents, orders and approvals of all Governmental Authorities and third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements, and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, Consents, orders and approvals; provided, however, that neither Sellers nor Purchaser shall have any obligation to give or agree to any guarantee or other consideration or obligation of any nature, or to consent to any material amendment of any of the Assumed Leases or any of the Assumed Contracts, in connection therewith. Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five (5) Business Days of the date hereof, and to supply, as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

Section 6.5 Public Statements. Subject to the terms of, and in addition to the requirements imposed by, the Confidentiality Agreement, the parties hereto shall (i) issue, on the date hereof, a joint press release in the form previously agreed upon by the parties hereto, to the exclusion of any other press release or written public statement in respect of the execution hereof, (ii) consult with each other prior to issuing any other press release or any written public statement with respect to this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby, and (iii) not issue any such press release or written public statement prior to review and approval by the other party or parties, as the case may be; provided, however, that prior review and approval shall not be required if (a) in the reasonable judgment of the party seeking to issue such release or public statement, prior review and approval would prevent the timely dissemination of such release or announcement in violation of any applicable Law or any rule, regulation or policy of any securities exchange on which the securities of such party are traded and (b) the party seeking to issue such press release or public statement provides notice of the content and proposed timing thereof to the other party or parties, as applicable, as promptly as practicable.

Section 6.6 Cooperation. Except in respect of any Indemnifiable Claim after the Closing, in the event and for so long as any party hereto is contesting or defending any Action, charge, complaint, claim or demand described in this sentence, Sellers and Purchaser will reasonably cooperate with each other and cause their respective directors, officers and employees to cooperate with those of Purchaser or Sellers, as applicable, in furnishing information, evidence, testimony and other assistance as may be reasonably requested by Purchaser or Sellers, as applicable, in connection with any pending or threatened Action resulting or arising from the transactions contemplated by this Agreement or any of the Ancillary Agreements, or any fact, situation, circumstance, status, condition, activity, practice, failure to act or transaction relating to the Business. Subject to the indemnification provisions of Article X, the party requesting such assistance will pay or reimburse the other party for (i) all reasonable out-of-pocket expenses incurred by the party providing such assistance in connection therewith including, without limitation, all travel, lodging and meal expenses and (ii) the reasonable value of the time of any such director, officer or employee.

    Section 6.7 Transfer Taxes and Fees. (a) Purchaser and Sellers shall cooperate in preparing, executing and filing use, sales, real estate, transfer and similar Tax Returns relating to any and all federal, state, county or local, and any and all foreign, excise, stamp, transfer, registration and other Taxes, fees and duties (including any interest, additions to Tax and penalties with respect thereto) and any and all transfer, registration, recording or similar fees and charges imposed in connection with the consummation of the transactions contemplated by this Agreement. At the Closing, Purchaser and Sellers each shall pay one-half of any such Taxes other than (i) any such Taxes relating to the transfer of the Owned Real Property, all of which shall be borne by Sellers and shall be an Excluded Liability that Sellers shall pay at the time the Special Warranty Deed is recorded (or, if later, when required under applicable Law) and (ii) any such Taxes relating to the transfer (other than pursuant to the Canadian Inventory Transfer) of the Inventories located in Canada and Mexico as of the Closing and included in the Purchased Assets, all of which shall be borne one half by Purchaser and one half by Sellers. All such Tax Returns shall be prepared in a manner that is consistent with the allocation of the Purchase Price and Assumed Liabilities contemplated by Section 2.8 hereof.

(b) Purchaser and Sellers shall reimburse each other for payments of Taxes made for the other party’s benefit pursuant to the provisions of this Section 6.7 or Section 6.13 hereof. All such reimbursements shall be paid within fifteen (15) days of receiving a written request from the other party.

    Section 6.8 Expenses. Except as otherwise provided in this Agreement, each party shall pay the expenses incurred by it incident to this Agreement, the Ancillary Agreements and the closing of the transactions contemplated hereby and thereby including, without limitation, any legal, accounting, brokerage, investment banking, financial advisory, finders or similar fees or commissions, and all related expenses of any such Person who was engaged by it in connection with this Agreement or the transactions contemplated hereby.

    Section 6.9 Access to Former Business Records; Cooperation Concerning Tax Issues. (a) As soon as reasonably practicable following the Closing Date, each Seller shall deliver to Purchaser all Books and Records that constitute Purchased Assets hereunder. For a period of seven (7) years after the Closing, Sellers and Purchaser will afford each other and their respective duly authorized representatives reasonable access to financial, Tax and other books and records of the Business or that relate to the Purchased Assets or the Assumed Liabilities for any reasonable purpose, including, without limitation, litigation, financial and Tax reporting purposes, and will permit such representatives, at the expense of the reviewing party, to make abstracts from, or to take copies of, any of such books and records, or to obtain temporary possession thereof as may be reasonably required. Each party shall preserve and keep such books and records for a period of seven (7) years following the Closing or for any longer period that may be required by any Governmental Authority or ongoing litigation; provided, however, that either party may dispose of any such books and records retained by it at the end of such seven (7) year period or at any earlier time if and to the extent that, prior to any such disposition, such party gives advance notice to Purchaser or Sellers, as the case may be, and affords Purchaser or Sellers, as applicable, the opportunity to take possession or copy such books and records as it may select. Notwithstanding anything to the contrary set forth herein, Sellers may retain copies of any Books and Records transferred to Purchaser hereunder.

(b) In addition to the foregoing, Sellers and Purchaser shall provide each other with such cooperation and information as any of them reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Taxing Authorities. Sellers and Purchaser shall make their respective employees available on a basis mutually convenient to provide explanations of any documents or information provided hereunder. Sellers and Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Business, the Purchased Assets and the Assumed Liabilities for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 6.9(b) shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

    Section 6.10 Corporate Names and Trademarks. Except as expressly set forth in the Trademark License Agreement, notwithstanding any inference or prior course of conduct to the contrary, and except as provided in the immediately following sentence, in no event shall Purchaser, any subsidiary or other Affiliate of Purchaser or any other Person, acquire or have any right to use or any other right, title or interest in or to any of the Goodyear Names and Marks, all rights to which, and the goodwill represented thereby, shall be retained by Sellers. Notwithstanding the foregoing, in the event the Closing occurs in accordance herewith, Goodyear shall execute, deliver and perform in accordance with the Trademark License Agreement. As to each mold included in the Purchased Assets and bearing any of the Goodyear Names and Marks, on the earlier of (i) the date immediately prior to which such mold (or, as applicable, any interest therein) is used, transferred, sold, encumbered or otherwise disposed of by Purchaser following the Closing and (ii) 12 months after the Closing Date, Purchaser shall permanently remove or replate all portions of such mold bearing any of the Goodyear Names and Marks, including, without limitation, the name “Kelly,” and the word “Powermark” other than any of the Licensed Marks.

    Section 6.11 Transfer of Permits. Sellers will cooperate to transfer or help Purchaser obtain any Permits, including, without limitation, Environmental Permits, held by Sellers and necessary for the use of the Purchased Assets in connection with operation of the Business by Purchaser following the Closing Date. Sellers or Purchaser, as appropriate, shall notify the appropriate Governmental Authorities in writing that Purchaser has entered into an agreement with Sellers to purchase the Purchased Assets and Sellers or Purchaser, as appropriate, will request that all such Permits, including, without limitation, any operational Environmental Permits relating to the Purchased Assets, be transferred to or issued, as the case may be, in the name of Purchaser with substantially the same terms and conditions as such Permits following the Closing Date.

    Section 6.12 Restrictive Covenants. (a) In partial consideration of the payment of the Purchase Price, as set forth in Section 2.3, Sellers and Purchaser agree as follows:

(i) Except as contemplated or permitted under this Agreement or any of the Ancillary Agreements, for a period of seven (7) years after (and subject to the occurrence of) the Closing (the “Restricted Period”), Sellers and their respective Affiliates shall not engage, directly or indirectly, in any business in Canada, the United States or Mexico (“Purchaser’s Territory”) that designs, engineers, manufactures, distributes, sells, markets and/or services any Farm Tires, or any tires substantially similar to Farm Tires (collectively, “Competing Products”), or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, license, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, stockholder, consultant or otherwise, any Person that designs, engineers, manufactures, sells, markets and/or services Competing Products in Purchaser’s Territory; provided, however, that Sellers and their respective Affiliates may engage in such design and engineering activities in Purchaser’s Territory necessary to support the production of Competing Products manufactured outside Purchaser’s Territory, and provided further that, (A) for the purposes of this Section 6.12(a), ownership of securities having no more than two percent of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Section 6.12(a) so long as the Person owning such securities has no other connection or relationship with such competitor and (B) nothing herein or in any of the Ancillary Agreements shall be deemed to or shall prohibit Sellers or any of their respective Affiliates from (w) effecting any purchase or sale contemplated by Section 6.15 hereof (or any related service), (x) purchasing, selling or servicing Competing Products to or for end users (other than original equipment manufacturers) in Purchaser’s Territory, provided, in respect of purchases and sales, of any Licensed Products that those Licensed Products were either purchased from Purchaser or constituted finished goods transferred to, located at, or owned by Sellers and/or their Affiliates retail outlets as of the Closing Date, (y) selling tires mounted on original equipment vehicles in any location other than Purchaser’s Territory, even with the understanding that such tires will be shipped to Purchaser’s Territory or (z) taking any of the foregoing actions in respect of (including, without limitation, owning or acquiring an interest in, lending money to and rendering financial or other assistance to) dealers, distributors and other Persons that sell or service Competing Products to or for dealers or end users, other than original equipment manufacturers.

(ii) As a separate and independent covenant, Sellers agree with the Purchaser that, for a period of two (2) years following the Closing, Sellers and their respective Affiliates will not, except as required or permitted under the Employee Leasing Contract or the Consulting Agreement dated as of September 2, 2004, by and between Goodyear and Ernest Rodia, in any way, directly or indirectly, (A) solicit or attempt to solicit for employment any employees of Purchaser with whom Sellers came in contact during the negotiation, drafting or performance hereof other than pursuant to one or more general advertisements not targeted at employees of Purchaser, (B) initiate or maintain contact, or attempt to initiate or maintain contact with any officer-level employee of Purchaser regarding employment or (C) induce or attempt to induce any of them to violate the terms of their contracts, or any employment arrangements, with Purchaser; provided, however, that nothing herein shall prohibit any Seller or any of Sellers’ respective Affiliates from soliciting or hiring any employee of Purchaser after the shorter of six (6) months from the date such employee’s employment with Purchaser terminates for reasons not associated with a prohibited solicitation or contact or eighteen (18) months from the date hereof.

(iii) The Restricted Period shall be extended by the length of any period during which any one of the Sellers or any one of their Affiliates is in breach of the terms of this Section 6.12(a).

(iv) Sellers acknowledge that the covenants of Sellers set forth in this Section 6.12(a) are an essential element of this Agreement and that, but for the agreement of the Sellers to comply with these covenants, Purchaser would not have entered into this Agreement. Sellers acknowledge that this Section 6.12(a) constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by Purchaser. Sellers have independently consulted with their counsel and after such consultation agree that the covenants set forth in this Section 6.12(a) are reasonable and proper.

(v) The non-compete provisions of Section 6.12(a) shall terminate if (i) Purchaser commences a voluntary Chapter 7 petition in bankruptcy or has such a petition filed against it, unless Purchaser contests such petition and obtains its dismissal or conversion to Chapter 11, or (ii) Purchaser is the subject of a Chapter 11 case and said case is converted to Chapter 7, or (iii) Purchaser discontinues all or substantially all of its tire business. If Purchaser sells all or substantially all of its tire business then the prohibition against licensing shall terminate unless the purchaser is a Goodyear approved assignee of the Trademark License Agreement.

(b) In partial consideration of the transfer of the Purchased Assets, Sellers and Purchaser agree as follows:

(i) Except as contemplated or permitted under this Agreement or any of the Ancillary Agreements, during the Restricted Period, Purchaser and its Affiliates shall not engage, directly or indirectly, in any business anywhere other than in Purchaser’s Territory, that designs, engineers, manufactures, sells, markets and/or services tires that from time to time constitute Licensed Products, or, without the prior written consent of the Sellers, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, stockholder, consultant or otherwise, any Person that designs, engineers, manufactures, distributes, sells, markets and/or services tires that from time to time constitute Licensed Products other than in Purchaser’s Territory; provided, however, that (i) for the purposes of this Section 6.12(b), ownership of securities having no more than two percent of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Section 6.12(b) so long as the Person owning such securities has no other connection or relationship with such competitor and (ii) nothing herein or in the Ancillary Agreements shall be deemed to or prohibit Purchaser or any of its Affiliates from selling or servicing Competing Products which are not Licensed Products to or for end users outside of Purchaser’s Territory.

(ii) As a separate and independent covenant, Purchaser agrees with Sellers that, for a period of two (2) years following the Closing, Purchaser and its Affiliates will not, except as required or permitted under the Employee Leasing Contract, or Section 7.1 hereof, in any way, directly or indirectly (i) solicit or attempt to solicit for employment any employees of any Seller with whom it came in contact during the negotiation, drafting or performance hereof other than pursuant to one or more general advertisements not targeted at employees of any Seller, (ii) initiate or maintain contact, or attempt to initiate or maintain contact with any officer-level employee of any Seller regarding employment or (iii) induce or attempt to induce any of them to violate the terms of their contracts, or any employment arrangements, with any Seller; provided, however, that nothing herein shall prohibit Purchaser or any of its Affiliates from soliciting or hiring any employee of any Seller after the shorter of six (6) months from the date such employee’s employment with such Seller terminates for reasons not associated with a prohibited solicitation or contact or eighteen (18) months from the date hereof; provided, however, that Purchaser shall have the right to hire Ernest Rodia.

(iii) The Restricted Period, as to Purchaser or any of its Affiliates, shall be extended by the length of any period during which Purchaser or its Affiliates are in breach of the terms of this Section 6.12(b).

(iv) Purchaser acknowledges that the covenants of Purchaser and its Affiliates set forth in this Section 6.12(b) are an essential element of this Agreement and that, but for the agreement of Purchaser to comply with these covenants, Sellers would not have entered into this Agreement. Purchaser acknowledges that this Section 6.12(b) constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by any Seller. Purchaser has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 6.12(b) are reasonable and proper.

(c) Sellers and Purchaser agree that the remedy at law for any breach by Sellers or Purchaser, as the case may be, of this Section 6.12 will be inadequate and, notwithstanding any other provision herein, that Purchaser or any Seller, as the case may be, shall be entitled to injunctive relief. The parties intend that the unenforceability or invalidity of any term or provision of this Section 6.12 shall not render any other term or provision contained herein unenforceable or invalid. If the activities described in this Section 6.12 should be deemed by a court of competent jurisdiction to be too extensive, then the parties intend that this Section 6.12 be construed to cover the maximum scope of business activities, period of time and geographic area as may be permissible under applicable Law.

Section 6.13 Real Estate.
(a) Purchaser understands and agrees that Goodyear will not extend the Lamm Road Lease beyond its current termination date and that if Purchaser desires to continue in occupation of the Leased Real Property thereafter, Purchaser will need to acquire rights directly from the underlying owner of such property. Between the date hereof and the Closing, Goodyear will use reasonable efforts to obtain the execution, by the lessor of the Leased Real Property, of an estoppel certificate in substantially the form attached as Exhibit Q hereto (the “Estoppel Certificate”).

(b) Goodyear has previously provided or made available to Purchaser a copy of the Title Commitment (the “Title Commitment”), dated December 6, 2004, in respect of the Owned Real Property prepared by Commonwealth Land Title Insurance Company (the “Title Company”), together with legible copies of all underlying documents included in the Title Commitment for any exceptions to title referred to in the Title Commitment. Sellers will use reasonable efforts to (i) cure each of the exceptions to title as to the Owned Real Property appearing in the Title Commitment and listed on Schedule 6.13(b) hereto (such exceptions, collectively, the “Title Objections”) and (ii) cause the Title Company to remove from the Title Commitment all exceptions to title with respect to the Owned Real Property that constitute Title Objections, other than, in each case, any Title Objections that the Title Company agrees to insure over (collectively, the “Insured Exceptions”); provided, however, that in no event will Sellers be required to incur or pay any fees, expenses or liabilities, in an aggregate amount, as to all Sellers, in excess of $10,000, or to agree to any material amendment of, or commitment in, any document, instrument or agreement to which any Seller is, or is or would be proposed to be, a party, in connection with such efforts. In the event that the Closing occurs hereunder, Sellers shall thereafter, within thirty (30) days after their receipt of a written request therefor from Purchaser, together with supporting information in reasonable detail, pay to Purchaser an amount equal to 100% of the premium billed to Purchaser for a single policy of title insurance with respect to the Owned Real Property issued by the Title Company and based upon the Title Commitment (in the form most recently issued by the Title Company as of the Closing), provided that Purchaser has ordered such policy on or before 30 Days after the Closing Date.

(c)  Sellers have retained Gastel & Associates, a licensed surveyor in the State of Illinois acceptable to Purchaser, to complete a survey of the Owned Real Property (the “Survey”), which Survey shall, when issued, (i) be provided to the Title Company for review and be sufficient for the Title Company to remove the exception to title listed in Schedule B, Section II(a) of the Title Commitment, as such exception currently appears in the Title Commitment (expressly excluding, however, any additional exceptions, if any, included by the Title Company in any reissuance of the Title Commitment following its review of the Survey), (ii) show the location of all easements, building lines and areas affected by the underlying documents included in the Title Commitment and (iii) certify that such Survey was completed in accordance with “Minimum Standard Detail Requirements for ALTA/ASCM Land Title Surveys” jointly issued by ALTA and ASCM in 1992, and includes Items 1,2,3,4,6,7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a) and 13 of Table A thereof. Sellers shall use reasonable efforts to cause the Survey to be completed as promptly as practicable. Sellers and Purchaser shall each bear 50% of all fees and expenses paid or incurred by Sellers (or any of them) in connection with the Survey. Purchaser shall remit such expenses to the relevant Seller or Sellers from time to time within 10 Business Days of its receipt of any written request therefor, together with supporting information in reasonable detail, from Sellers (or any of them).

(d) Pursuant to Section 4.18 hereof and Schedule 4.18, Purchaser has been advised that certain portions of the Owned Real Property are constructed with materials containing asbestos and that underground storage tanks and a firing range have heretofore been located at the Owned Real Property. Purchaser has also been advised that certain electric transformers and capacitors containing polychlorinated biphenyl fluids (“PCBs”) are affixed to the Owned Real Property or the manufacturing equipment in the Owned Real Property and are related to the lighting and other electric functions. Purchaser has heretofore been provided with a true and correct copy of the Phase I Environmental Assessment, dated September, 2004, prepared by Fehr-Graham & Associates in respect of the Owned Real Property.

(e) Purchaser confirms that, except as expressly set forth herein, neither Kelly, nor any other Seller, nor any Person purporting to act for Kelly or any other Seller, has made or now makes any representations as to the physical condition of the Owned Real Property. Accordingly, except as otherwise set forth in this Agreement, including without limitation Article VIII, Purchaser acknowledges and agrees that it is purchasing the Owned Real Property in its “As Is” “Where Is” condition, with all faults accepted.

(f) The liability for Illinois real property taxes (other than transfer taxes) relating to the Owned Real Property and the Leased Real Property shall be pro-rated between Purchaser and Kelly or Goodyear, as applicable, based upon the number of days that each entity owns the Owned Real Property or is the lessee in respect of the Leased Real Property, as applicable, during the calendar year in which the Closing takes place. The parties acknowledge and agree that (i) Illinois real property Taxes are paid in arrears, (ii) Illinois real property taxes for 2004 are payable in equal installments in July and September, 2005 and (iii) Illinois real property taxes for 2005 are payable in equal installments in July and September, 2006. Kelly and Goodyear shall bear and pay all such real property taxes for calendar year 2004 as and when the same become due and payable. Subject to Clause (b) of Section 6.7 hereof, Purchaser shall pay all such real property taxes for calendar year 2005 when and as the same become due and payable; provided, that the liability of Kelly and Goodyear, on the one hand, and Purchaser, on the other, for 2005 real property taxes shall be prorated as provided above.

Section 6.14 Unaudited Financial Statements.
    (a) As soon as reasonably practicable following the Closing Date, Sellers shall deliver to Purchaser (i) unaudited balance sheets of the Business as of the end of the years ended December 31, 2002, 2003 and 2004, and (ii) unaudited statements of operations and cash flows for the Business for the years ended December 31, 2002, 2003 and 2004 (collectively, the “Unaudited Financial Statements”).

(b)  The Unaudited Financial Statements will (i) be prepared in accordance with GAAP, consistently applied, (ii) be prepared by Sellers with the assistance of Deloitte & Touche LLP or such other independent public accounting firm as shall be reasonably acceptable to Purchaser (the “Accounting Firm”) and (iii) present fairly, in all material respects, the financial condition of the Business at the dates thereof and the results of operations of the Business for the periods then ended, in each case in accordance with GAAP.

(c)  Purchaser will provide Sellers with such assistance as may reasonably be requested by Sellers (or any of them) in connection with the preparation of the Unaudited Financial Statements, including, without limitation, access at all reasonable times to the personnel, properties, books and records of the Business. Purchaser will reimburse Sellers for up to fifty percent (50%) of all cost and expense incurred by Sellers (or any of them) in connection with the preparation of the Unaudited Financial Statements, including, without limitation, all cost and expense of the Accounting Firm; provided, however, that in no event shall Purchaser’s reimbursement obligation hereunder exceed one hundred thousand dollars ($100,000). Purchaser will provide such reimbursement from time to time within thirty (30) days of receipt of any invoice from Sellers (or any of them).

(d) Sellers will provide Purchaser with such assistance as may reasonably be requested by Purchaser in connection with the first audit of the Unaudited Financial Statements conducted by or on behalf of Purchaser, including, without limitation, access at all reasonable times to the personnel, properties, books and records of or related to the Business and in the employ or possession, as applicable, of Sellers (or any of them).

Section 6.15 Certain Government Contracts. Purchaser acknowledges and agrees that (i) Goodyear is a party to the contracts relating to the sale and distribution of Farm Tires to state and local governments listed on Schedule 6.15 hereto, (ii) Goodyear effects distribution of Farm Tires under such contracts through deliveries by dealers and distributors of Goodyear, or Goodyear’s own or affiliated retail locations, (iii) such agreements are Excluded Assets hereunder and (iv) Goodyear must assure an adequate supply of Farm Tires to such dealers, distributors and locations following the Closing in order to perform in accordance with such contracts. Accordingly, Purchaser agrees, from time to time following the Closing, to provide an adequate supply of Farm Tires to such dealers, distributors and locations to enable such dealers, distributors and locations to meet the obligations of Goodyear under such contracts, at the prices from time to time established by Purchaser with notice to such dealers, distributors and locations, and that, notwithstanding anything in the Supply Agreement to the contrary (including, without limitation, any volume limitations set forth therein) Goodyear may purchase such Farm Tires under the Supply Agreement.

Section 6.16 Transfer of Inventories. Between the date hereof and the Closing Date, Goodyear Canada shall use reasonable efforts to sell all or substantially all of the Inventories described in Section 2.1(c)(i) hereof to Fountain Tire Ltd. and/or Coast Tire & Auto Service Ltd. (such sale, the “Canadian Inventory Transfer”). Notwithstanding anything to the contrary set forth herein, (i) in no event shall Goodyear Canada be required to sell such Inventories other than in the Ordinary Course of Business, (ii) the Canadian Inventory Transfer shall constitute a permitted transaction for purposes of Section 6.2 hereof and (iii) in the event the Canadian Inventory Transfer is consummated prior to the Closing, (A) the Accounts Receivable of Goodyear Canada arising exclusively therefrom and relating directly thereto shall constitute a Purchased Asset and shall be transferred in accordance with Section 2.1(c) hereof, except in respect of an amount equal to the amount of any and all Taxes, duties or expenses incurred or paid by, or due from, Goodyear Canada in respect of the Canadian Inventory Transfer (which amount shall constitute an Excluded Asset) and (B) all liabilities and obligations of Goodyear Canada (whether accrued or arising prior to, on or after the Closing) relating to the Canadian Inventory Transfer (except in respect of amounts that constitute Excluded Assets under the foregoing clause (A)) shall constitute Assumed Liabilities of, and shall be paid, performed and discharged when due by, Purchaser. Purchaser and Goodyear Mexico shall arrange for the Inventories sold by Goodyear Mexico hereunder and not transferred to any customer of Titan during the Bailment Period (as defined in the Bailment Agreement) with respect of such Inventories to be shipped to Purchaser at Purchaser’s expense on or promptly following the Closing Date, FOB border at Brownsville, Texas.

ARTICLE VII

EMPLOYMENT MATTERS
Section 7.1 Employment
    (a) Except with respect to Jeff Vasichek and those salaried Employees listed on Schedule 7.1(c) hereto (the “Leased Salaried Employees”) salaried Employees shall have the opportunity to apply for employment with Purchaser prior to the Closing including Employees not presently working and off work on leave. All of Purchaser’s standard employment application procedures, including a medical exam and drug test, will be applicable. With respect to any such Employee who applies for employment, Sellers agree to provide Purchaser access to such Employee for such purpose. Purchaser agrees employment will be “at will” to salaried Employees (other than the Leased Salaried Employees and Jeff Vasichek) who meet Purchaser’s employment standards. With respect to the Employees who are offered and who accept Purchaser’s offer of employment at will (the “Purchaser New Hires”), Sellers will terminate their employment effective as of the Closing or, if applicable, the date an Employee returns from leave and begins work for Purchaser. Purchaser does not contemplate reducing the salary of Purchaser New Hires below the salary as set forth on Schedule 4.10. Purchaser New Hires will participate in employee benefit plans substantially similar to those maintained by Purchaser for its present salaried employees. Years of service with Goodyear will be counted only under Purchaser’s vacation benefit plan for all Purchaser New Hires. Purchaser shall prepare and timely deliver to Sellers the following information: (i) the names of all Employees to whom offers of employment have been made, (ii) the location of employment, (iii) the job title, and (iv) whether such offer of employment was accepted or rejected. Purchaser represents that it has no benefit plans that provide benefits based on seniority or length or service other than Purchaser’s vacation benefit plan and medical plan.

(b) (i) Goodyear shall, except in respect of the obligations and liabilities described in clause (ii) of this sentence, be responsible for and shall assume all liabilities and obligations for any severance or layoff benefits for any Employee that is triggered as a result of the transactions contemplated by this Agreement, and (ii) Purchaser shall be responsible for and shall assume all liabilities and obligations for any layoff benefits triggered for any Purchaser’s New Hires which Purchaser terminates after the Closing.

(c) The Leased Salaried Employees listed on Schedule 7.1(c) are designated by Sellers as employees who shall, subject to the Employee Leasing Contract, remain in the employ of Goodyear immediately following the Closing.

(d) Purchaser’s only obligations with respect to hourly Employees will be as set forth in Purchaser’s collective bargaining agreement with Local Union No. 745L, United Steelworkers of America, AFL-CIO/CLC (the “Local Union”) covering the hourly Employees.

(e) Sellers represent that (i) as of February 17, 2005, the total number of Employees at the Freeport Facility was 832 and (ii) no such Employees were terminated by Sellers in the ninety (90) day period prior to the date hereof. Purchaser agrees that it will offer employment to at least 682 such Employees at Closing. Purchaser agrees to pay, and be responsible for, and to indemnify and hold the Sellers harmless from, any liability under the Illinois WARN Act and/or the Federal WARN Act if Purchaser fails to comply with the foregoing obligation or otherwise causes any Seller to be subject to any liability thereunder as a result of the actions of Purchaser on or after the Closing Date.

(f) Purchaser shall be solely responsible for all liability, costs and expenses (including reasonable attorneys’ fees) for all employment claims filed by any Purchaser New Hires with respect to events or circumstances occurring after the Closing relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other similar claims or charges of or by any Purchaser New Hires. Goodyear shall be solely responsible for all liability, costs and expenses (including reasonable attorneys’ fees) for all employment claims relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other similar claims or charges filed by any Purchaser New Hires with respect to and to the extent of events or circumstances occurring before the Closing. Purchaser shall be solely responsible for all liability, costs and expenses (including reasonable attorneys’ fees) for all employment claims arising from or relating to Purchaser’s hiring practices and hiring decisions of salaried Employees under Section 7.1.

(g) Goodyear shall be solely responsible for (i) the payment of all salaries and wages due to the Employees prior to the Closing, (ii) claims made or incurred by any Employee under the Employee Benefit Plans prior to the Closing and (iii) compliance with the requirements of COBRA (as hereinafter defined), including, without limitation, the provision of continuation coverage, with respect to all Employees, other than any Purchaser New Hires, and their qualified beneficiaries for whom a qualifying event occurs before the Closing Date. For purposes of this Section 7.1, “COBRA” means Section 4980B of the Internal Revenue Code of 1986, as amended, and part 6 of subtitle B of Title I of the Employment Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., and “qualified beneficiary” and “qualifying event” shall have the meanings given such terms in COBRA. Purchaser shall be solely responsible for the payment or provision of all salaries, wages, benefits and other incidents of employment due to any of the Purchaser New Hires and, if applicable, for any of their respective dependents following the Closing or, if later, the effective date of hire.

    Section 7.2 Employee Retirement Benefits. All Employees who are participants in the retirement plans comprised by the Employee Benefit Plans shall retain their accrued benefits thereunder and Goodyear (or such plans) shall retain sole responsibility for the payment of such benefits as and when such Employees become eligible to receive such benefits thereunder.

Section 7.3 Scope of this Article. No provision of this Article VII is intended to or shall inure to the benefit of, be enforceable by or create any rights or remedies in favor of, any Employee or any dependent or beneficiary thereof, including, without limitation, in respect of employment, compensation or benefits with, provided by, or under any plan, policy, practice or arrangement of or sponsored by, Purchaser or any Seller.

ARTICLE VIII

ENVIRONMENTAL MATTERS

Section 8.1 Environmental Matters.

(a)  Preparation of Phase II Report. Sellers and Purchaser shall cause to be prepared a Phase II Environmental Assessment in respect of the Freeport Facility (the “Phase II Report”). The Phase II Report shall be prepared by an expert selected by Purchaser from three (3) firms previously identified by Sellers. The cost of the Phase II Report shall be paid one-half by Purchaser and one-half by Sellers. The Phase II Report shall be completed by October 15, 2005 (the “Phase II Report Due Date”).

(b)  Classification of Remedial Problems. All Hazardous Substances and other remedial problems related to the Freeport Facility shall be classified as follows:

(i)  “Type I Remedial Problems”, defined as any condition or circumstance that (A) requires immediate removal, replacement or remediation or (B) does not require immediate removal, replacement or remediation and does not constitute a Type II Remedial Problem;

(ii)  “Type II Remedial Problems”, defined as any condition or circumstance, that does not require immediate removal, replacement or remediation and that:

(A)	include all PCBs, asbestos, and asbestos-containing materials identified in reasonable detail in the Phase I Environmental Study described in Section 6.13(d) hereof (the “Initial Study”);

(B)	is identified in the Phase II report and would not reasonably be expected to result in remediation costs in excess of $250,000; or

(C)
is identified in the Phase II report and would reasonably be expected to result in remediation costs in excess of $250,000, and the parties agree that such condition or circumstance should constitute a Type II Remedial Problem hereunder; and

(iii) “Remedial Problems” defined as, collectively, Type I Remedial Problems and Type II Remedial Problems.

Within sixty (60) days after the Phase II Report Due Date (the “Settlement Date”), Purchaser and Sellers shall, acting reasonably and in good faith, (y) identify any and all facts and circumstances that constitute Remedial Problems other than Type II Remedial Problems under Clause (ii)(C) of this Section 8.1(b) and (z) mutually agree on and identify all facts and circumstances that constitute Type II Remedial Problems under Clause (ii)(C) of this Section 8.1(b).

(c)  Remediation Action and Responsibility for Type I Remedial Problems. As to items identified as Type I Remedial Problems, by the Settlement Date, Purchaser and Sellers shall, acting reasonably and in good faith, agree on a plan, including the commencement date, to remove, replace or remediate such Type I Remedial Problems. Seller shall have responsibility for one hundred percent (100%) of the direct costs, including Purchaser’s support facilities (e.g., utilities and manpower) at Purchaser’s actual costs, associated with remediation of Type I Remedial Problems.

(d)  Remediation Action and Responsibility for Type II Remedial Problems. As to Type II Remedial Problems, removal, replacement or remediation will occur as needed or required, but not immediately, and will follow the procedures set out in this Section 8.1(d).

(i) During the thirty (30) day period following the Settlement Date, Sellers and Purchaser shall analyze the Phase II Report with respect to the Type II Remedial Problems identified therein, and shall otherwise analyze the nature of the Type II Remedial Problems theretofore identified. Not later than the date thirty (30) days after the Settlement Date, the parties shall, acting reasonably and in good faith, agree on a cap, reasonable under the circumstances, for all Type II Remedial Problems that Sellers are responsible for hereunder.

(ii) Unless the parties agree otherwise, Sellers will perform or direct performance of all Remedial Action with respect to Type II Remedial Problems beginning in the three (3) year period commencing with the Settlement Date. Thereafter, Purchaser will perform or direct performance of all Remedial Action in respect of such Type II Remedial Problems. Responsibility for costs for Type II Remedial Problems will be as set forth in Section 8.1(d)(iii).

(iii) Subject to the cap set forth in Section 8.1(d)(i), (A) for the first two years after the Settlement Date, Sellers shall have responsibility for one hundred percent (100%) of the direct costs, including Purchaser’s support facilities (e.g., utilities and manpower) at Purchaser’s actual costs, associated with remediation of Type II Remedial Problems and (B) for the period commencing on the second anniversary of the Settlement Date and ending on the sixth anniversary of the Settlement Date, Sellers’ responsibility for the direct costs, including Purchaser’s support facilities (e.g., utilities and manpower) at Purchaser’s actual costs, associated with remediation of Type II Remedial Problems shall be reduced by twenty-five (25%) annually, i.e., Seller’s share of eligible remediation costs for Type II Remedial Problems after the Settlement Date shall be as set forth below:

		Sellers Share	Purchaser Share
		of Responsibility	of Responsibility
(A)	Years 1 and 2 after the
	Settlement Date	100%	0%
(B)	Year 3	75%	25%
(C)	Year 4	50%	50%
(D)	Year 5	25%	75%
(E)	Year 6 and after	0%	100%

The respective share of responsibility of Sellers or Purchaser shall be determined as of the date that remedial work is first commenced, i.e., if remedial work is commenced in Year 3, Sellers will pay 75% and Purchaser 25% of all such costs even though some of the work is not completed until Year 4. The party that initially performs or directs the performance of Remedial Action in respect of a Type II Remedial Problem shall continue to direct such Remedial Action until the completion of the remediation of the Remedial Problem.

Section 8.2 Other Environmental Matters. Notwithstanding anything to the contrary set forth herein, and except as set forth in Section 8.1 hereof, Sellers shall have the sole responsibility and obligation for the direct costs, including Purchaser’s support facilities (e.g., utilities and manpower) for all Remedial Action required for any violation of any Environmental Law existing on, at, or in respect of the Owned Real Property prior to the Closing Date.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.1 Conditions to Obligations of all Parties. The obligations of all parties hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)  No Legal Prohibition. No Law shall be enacted, promulgated, issued or enforced by any Governmental Authority that would prohibit the consummation by either party of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)  Approvals Under Competition Laws. All notices and filings to or with any Governmental Authority required under the HSR Act and any and all similar competition Laws of any jurisdiction applicable to the purchase of the Purchased Assets contemplated by this Agreement shall have been made, any and all waiting periods (and any extensions thereof) under the HSR Act and all such Laws shall have expired or shall have been terminated, and all consents and Permits, if any, required thereunder shall have been issued by the relevant Governmental Authorities.

(c)  No Injunction. No preliminary or permanent injunction or other order or decree by any Governmental Authority that prevents the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been issued and remain in effect.

(d) Lien Discharges. Such UCC-3 lien termination statements and other instruments, (A) to be executed by JP Morgan Chase Bank and Wilmington Trust Company in their respective capacities as Collateral Agents under the Collateral Agreements, as are necessary to release and discharge all Liens subject to discharge by the Collateral Agents thereunder with respect to the Purchased Assets and (B) to be executed by the Persons described in, and as are necessary to release and discharge all Liens subject to discharge by such Persons described in, Schedule 9.1(d) hereto with respect to the Purchased Assets.

Section 9.2 Conditions to Obligations of Sellers. The obligations of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions:

(a)  Representations, Warranties and Covenants. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects, and Sellers shall have received a certificate from Purchaser to such effect signed by a duly authorized officer thereof;

(b) USWA Agreement. Purchaser shall have executed an agreement with the Local Union in form and substance reasonably satisfactory to Sellers;

(c) Certain Approvals. Sellers shall have received the consent, in form and substance satisfactory to each, and without additional liability to or the need to modify any document, instrument or agreement heretofore executed by any, Seller, the approval of TACOM of the Department of Defense to the manufacture of bias Hummer tires in the manner contemplated by the Offtake Agreement;

(d) Resolutions. Sellers shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Purchaser, of the resolutions duly and validly adopted by the Board of Directors of Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;

(e) Incumbency Certificate. Sellers shall have received a certificate of the Secretary or an Assistant Secretary of Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the Ancillary Agreements to which it is a party and the other documents to be delivered hereunder and thereunder; and

(f) Ancillary Agreements. Purchaser shall have executed and delivered to Sellers each of the Ancillary Agreements to which it is a party.

Section 9.3 Conditions to Obligations of Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)  Representations, Warranties and Covenants. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by Sellers on or before the Closing shall have been complied with in all material respects, and Purchaser shall have received a certificate of each Seller to such effect signed by a duly authorized officer thereof;

(b) Resolutions of Sellers. Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of each Seller (or, with respect to Goodyear Mexico, Persons exercising similar responsibilities), of the resolutions duly and validly adopted by the Board of Directors of such Seller evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(c) Incumbency Certificate of Sellers. The Purchaser shall have received a certificate of the Secretary or an Assistant Secretary of each Seller (or, with respect to Goodyear Mexico, Persons exercising similar responsibilities), certifying the names and signatures of the officers of such Seller authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;

(d) Consents and Approvals. Purchaser and Sellers shall have received all material Permits and Consents of any Governmental Authority or third party listed on Schedule 9.3(d) hereto;

(e) Ancillary Agreements. Each Seller shall have executed and delivered to the Purchaser each of the Ancillary Agreements to which it is a party;

(f) Due Diligence. Purchaser shall have completed its due diligence investigation of the Purchased Assets and shall not have discovered any fact, circumstance, transaction or event of which Purchaser did not have notice as of the date hereof and that constitutes a material breach of the representations and warranties of Sellers set forth herein; provided, however, that Purchaser shall not be entitled to rely on the condition set forth in this Section 9.3(f) at any time after the earlier of the date on which Purchaser completes such investigation and April 1, 2005; provided, however, that the foregoing limitations shall not apply to the extent that (i) Sellers have not complied with their obligations under Section 6.1 hereof and (ii) Purchaser has provided Sellers with prior written notice of, and a reasonable opportunity to cure, such non-compliance. For purposes of the preceding sentence “material breach” shall mean facts, circumstances, transactions or events which alone or in the aggregate would, or would reasonably be expect to equal or exceed One Million and No/100 ($1,000,000) Dollars. Sellers agree to fully cooperate with Purchaser and to provide, in a timely manner, all documents and information requested in respect of Purchaser’s due diligence investigation of the Purchased Assets. If prior to Closing, Purchaser delivers written notice to Sellers claiming that Sellers have failed to cooperate with Purchaser, (which notice shall set forth in detail the claimed failure to cooperate), and if Sellers shall fail or refuse to cure such claim within five (5) Business Days of receipt of such notice, then Purchaser may deliver a second written notice to Sellers terminating this Agreement effective upon delivery of said second notice, and thereupon, Purchaser shall have no obligation or liability under this Agreement for said termination;

(g) Material Adverse Change. There shall not, at any time after the date hereof, have been any Material Adverse Change affecting the Purchased Assets;

(h) USWA Agreement. Purchaser shall have executed an agreement with the Local Union substantially on the terms described in Schedule 9.3(h) hereto, and otherwise in form and substance reasonably satisfactory to Purchaser;

(i) Title Commitment. The Title Company shall have received the Survey and shall have reissued the Title Commitment, dated as of the Closing Date, in an aggregate insurable amount equal to $9,300,000, deleting, in such reissued Title Commitment, all of the Title Objections other than the Insured Exceptions, and, except in respect of the Title Objections and the Insured Exceptions, reflecting no Liens.

ARTICLE X

REMEDIES

Section 10.1 Survival. Unless otherwise expressly provided herein, all of the representations and warranties set forth in this Agreement shall survive a period of 24 months from the Closing Date and, upon such expiration, each party shall have no further right to indemnification under this Article X except that in the case of representations and warranties contained in Section 4.18 herein, survival of the representations and warranties shall be limited to seven (7) years, or if longer, the term of any agreement, consent order or order entered into or binding upon Sellers with respect to any matters which are the subject of any representations or warranties contained in Section 4.18 herein. Following the termination of such periods, neither Purchaser nor Sellers, as the case may be, shall have any other indemnification obligations under this Article X relating to representations or warranties.

Section 10.2 Indemnification by Seller. Subject to the limitations set forth in Article VIII and in this Article X and unless otherwise provided herein, Sellers shall defend and hold harmless Purchaser and its Affiliates from and against any and all actions, suits, Actions, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, deficiencies, costs, amounts paid in settlement, liabilities, obligations, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses (collectively, “Damages”), and shall indemnify and hold Purchaser and its Affiliates harmless for, and will pay to Purchaser or such Affiliates the amount of, any Damages incurred or suffered, directly or indirectly, by Purchaser related to or as a result of (a) any inaccuracy or misrepresentation in any representation or warranty made by Sellers in this Agreement, or in any certificate of Sellers delivered pursuant hereto, (b) any failure to perform or the breach of any covenant or agreement made by Sellers in this Agreement, (c) any Excluded Liability or any Excluded Asset or (d) except in respect of any Assumed Liability, any Tax liability of Sellers or any Tax liability attributable to the Purchased Assets or the operation of the Business with respect to any Tax year or portion thereof for any period ending on or prior to the Closing Date (or, for any Tax year beginning before and ending after the Closing Date, to the extent allocable to the portion of such period beginning before and ending immediately prior to the Closing Date).

    Section 10.3 Indemnification by Purchaser. Subject to the limitations set forth in this Article X, Purchaser shall defend and hold harmless Sellers and their respective Affiliates from and against any and all Damages and shall indemnify and hold Sellers and their respective Affiliates harmless for, and will pay to the relevant Seller or such Affiliate the amount of, any Damages incurred or suffered, directly or indirectly, by such Seller or Affiliate related to or as a result of (a) any inaccuracy or misrepresentation in any representation or warranty made by Purchaser in this Agreement, or in any certificate of Purchaser delivered pursuant hereto, (b) any failure to perform or the breach of any covenant or agreement made by Purchaser in this Agreement or any Ancillary Agreement, (c) any Assumed Liability or (d) except in respect of any Excluded Liability, any Tax liability of Purchaser or any Tax liability attributable to the Purchased Assets or the operation of the Business with respect to any Tax year or portion thereof for any period beginning on or after the Closing Date (or, for any Tax year beginning before and ending after the Closing Date, to the extent allocable to the portion of such period beginning on the Closing Date).

    Section 10.4 Procedure for Establishment of Claim. (a) If any claims are asserted by any party which is entitled to indemnification hereunder (the “Indemnified Party”), which, if sustained, could result in an indemnifiable claim by a party (an “Indemnifiable Claim”), the Indemnified Party shall promptly provide written notice (an “Indemnity Notice”) to the party responsible for such indemnification hereunder (the “Indemnifying Party”) of such claim giving the particulars thereof. The Indemnified Party shall give the Indemnity Notice to the Indemnifying Party as promptly as practicable and before expiration of the indemnification survival periods set forth in Section 10.1 hereof, as the case may be, so that the Indemnifying Party may investigate and respond to such claim; provided, however, that the failure of the Indemnified Party to give timely notice hereunder shall not relieve the Indemnifying Party of its obligations hereunder unless and only to the extent that such failure caused the Damages for which the Indemnifying Party is obligated to be greater than they would have been had the Indemnified Party given timely notice.

(b) If an Indemnified Party receives notice of the assertion of a claim from a third party in respect of which the Indemnified Party may have a claim under Section 10.2 or 10.3, as the case may be (a “Third Party Claim”), then the following shall apply:

(i) The Indemnified Party shall promptly (and in any event within ten (10) calendar days after the service of the citation or summons or similar legal process) provide an Indemnity Notice of such Third Party Claim to the Indemnifying Party; provided, however, that the failure of the Indemnified Party to give timely notice hereunder shall not relieve the indemnifying party of its obligations hereunder unless and only to the extent that such failure caused the Damages for which the Indemnifying Party is obligated to be greater than they would have been had the Indemnified Party given timely notice. Such Indemnity Notice shall describe in reasonable detail the nature of the Third Party Claim and the basis for the Indemnified Party’s claim under Section 10.2 or 10.3, as the case may be.

(ii) Upon receipt of an Indemnity Notice, the Indemnifying Party shall have the right, but not the obligation, to assume the defense of such Third Party Claim. If the Indemnifying Party fails to assume the defense of such Third Party Claim within thirty (30) calendar days after receipt of the Indemnity Notice in respect thereof, the Indemnified Party against which such Third Party Claim has been asserted shall (upon delivering written notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Third Party Claim (which undertaking shall, to the extent the Indemnified Party is entitled to indemnification under Section 10.2 or 10.3, as applicable, in respect of such Third Party Claim, be at the Indemnifying Party’s cost and expense, and on behalf of, and for the account and risk of, the Indemnifying Party), subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim at any time prior to settlement, compromise or final determination thereof; provided, however, that the Indemnified Party shall not enter into any such compromise or settlement without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In the event the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall not be liable for any settlement of any action effected without its consent, but if settled with the consent of the Indemnifying Party, or if there be a final judgment beyond review or appeal, for the claimant in any such Third Party Claim, the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. Any party which does not undertake the defense of a Third Party Claim may, at its own expense, retain such additional attorneys and other advisors as it shall deem necessary, which attorneys and advisors shall be permitted by the party undertaking such defense, and its attorneys, to observe and participate in the defense of such Third Party Claim.

    Section 10.5 Limitations and Remedies. (a) No amount shall be payable in indemnification under this Article X in respect of any claim based on the representations and warranties of Sellers or Purchaser, as the case may be, set forth herein (each a “Warranty Claim”), unless the aggregate amount of Damages in respect of which Sellers or Purchaser, respectively, would be liable under this Article X, in each case in respect of all Warranty Claims against Sellers or Purchaser, as the case may be, exceeds, in the aggregate, One Million and No/100 ($1,000,000) Dollars, and then only to the extent such Damages exceed such amount. In addition, (i) no claim for indemnification shall be asserted with respect to any single Warranty Claim for Damages in an amount less than Ten Thousand and No/100 ($10,000) Dollars (it being understood that all Damages arising from the same operative facts and circumstances shall be deemed a single aggregate claim and that no such claim shall be considered for the purpose of determining the amount set forth in the first sentence of this Section 10.5(a)); and (ii) no claim for indemnification under this Article X in respect of any Warranty Claim shall first be asserted after the expiration of the applicable survival period referred to in Section 10.1 hereof. Notwithstanding the foregoing, the limitations set forth in this Section 10.5(a) shall not apply to any claim based on the representations and warranties set forth in Sections 4.19 or 5.6 hereof or any claim based on breaches of representations and warranties of which a party had Knowledge or claims based on any intentional breach of any covenant or warranty.

(b) The maximum amount of Damages for which Sellers may be liable under this Article X shall be an amount equal to $30,000,000.

(c) In any case where an Indemnified Party recovers from third parties all or any part of any amount paid to it by an Indemnifying Party pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered, but not in excess of any amount previously so paid by the Indemnifying Party.

(d) The Indemnified Party shall be obligated to use its reasonable best efforts to mitigate its Damages prior to collecting an indemnification payment under this Article X.

(e) No party shall have any obligation to indemnify or hold harmless any Person for any consequential Damages arising out of any interruption of business, loss of profits, loss of use of facilities or loss of goodwill.

Section 10.6 Exclusive Remedy. Except for (a) the equitable remedies contemplated under Section 6.12 and (b) claims based on actual fraud of one of the parties hereto, this Article X sets forth the exclusive remedy owing from Purchaser or Sellers for claims that arise from or are related to this Agreement. Each of the parties hereby waives any other claim, cause of action, or remedy that it might assert against the other, with respect to the matters that arise from or are related to this Agreement, whether under statutory or common Law, any Environmental Law, or securities, trade regulation or other Law.

ARTICLE XI

TERMINATION

Section 11.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

(a) the mutual written consent of Sellers and Purchaser;

(b) either Sellers or Purchaser, by written notice to the other, if the Closing has not occurred by the close of business on June 30, 2005, and (i) the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled prior to the Closing and (ii) the party seeking termination is not otherwise in material breach of its obligations hereunder;

(c) either Sellers or Purchaser, by written notice to the other, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 11.1(c) shall have complied with Sections 3.3 and 6.4(b) hereof, and with respect to other matters not covered thereby, shall have used commercially reasonable efforts to remove such injunction order or decree;

(d) Purchaser, by written notice to Sellers, at any time on or before 10:00 a.m. Eastern Standard Time on April 1, 2005, or if earlier, the date which Purchaser has completed its due diligence investigation of the Purchased Assets, in the event that Purchaser in connection with such investigation, shall have discovered any fact, circumstance, transaction or occurrence of which Purchaser had no notice as of the date hereof and as a result of which Purchaser would be entitled (and Purchaser would otherwise have the right) to decline to consummate the transactions contemplated hereby based solely upon Section 9.3(f) hereof; provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 11.1(d) unless Purchaser shall have provided Sellers with written notice of, and a reasonable opportunity to cure the breach (or deemed breach) of any representation or warranty as a result of which Purchaser would be entitled to rely on such Section 9.3(f) in declining to consummate such transactions, or is not satisfied with its findings; or

(e)  Purchaser or Sellers, by written notice to the other party (or parties, as applicable), at any time after June 30, 2005, in the event that Purchaser has not executed an agreement with the Local Union meeting the description set forth in Section 9.3(h) hereof on or before such date; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 11.1(e) if Purchaser fails to use all reasonable efforts, acting as promptly as practicable and in good faith, to enter into an agreement with the Local Union on the terms contemplated by Section 9.3(h) hereof.

Section 11.2 Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 11.1 hereof, all obligations of the parties under this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties, in each case without liability to any party, except that (i) the obligations set forth in Section 6.1(b) hereof, this Section 11.2 and Article XII shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any breach occurring prior to termination.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Interpretation. In interpreting this Agreement, the following principles will apply: (a) all words that are singular include the plural, and a word in any one gender includes the other genders, as the context may require; and (b) the headings and captions that appear in this Agreement have been inserted for the convenience of the reader and do not limit or in any other way affect the meaning of its terms and conditions.

Section 12.2 Notices. All notices, demands and other communications which may or are required to be given or made by any party to the others in connection with this Agreement shall be in writing (including telex, fax or other similar writing) and shall be deemed to have been duly given or made: (a) if sent by registered or certified mail, three (3) days after the posting thereof with first class postage attached; (b) if sent by hand or overnight delivery, upon the delivery thereof; and (c) if sent by telex or fax, upon confirmation of receipt of such telex or fax, in each case addressed to the respective parties as follows:

If to Sellers:

The Goodyear Tire & Rubber Company
1144 East Market Street

Akron OH 44316
United States of America
Attention: Corporate Secretary
Fax Number: 1 (330) 796-8836

If to Purchaser:

Maurice M. Taylor, Jr.
Titan Tire Corporation
2701 Spruce Street
Quincy, IL 62301
Fax: 217.228.3166

with a copy to:

Cheri T. Holley
General Counsel
Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
Fax: 217.228.3040

with a second copy to:

Robert J. Diehl, Jr.
Bodman LLP
100 Renaissance Center, 34th Floor
Detroit, MI 48243
Fax: 313.393.7579

or to such other address and to the attention of such other persons as may be designated from time to time by such other party hereto by notice given in the manner provided in this Section 12.2.

Section 12.3 Waiver. (a) The failure of any party hereto to enforce, at any time, any provision of this Agreement, or to exercise any option or privilege that is herein provided, shall not be construed to be a waiver of that provision, option or privilege, nor in any way to affect the validity of this Agreement or any party’s right to enforce thereafter every provision strictly in accordance with its terms, or to exercise any option or privilege given to it hereunder.

(b) No waiver by any party of any default by any other party of any term or provision contained herein will be deemed valid unless the waiver is in writing and signed by the waiving party. No such waiver will in any event be deemed a waiver of any subsequent default under the same or any other term or provision contained herein.

    Section 12.4 Entire Agreement. This Agreement, and the Exhibits and Schedules hereto and the documents and instruments referred to herein, contains the entire agreement made by the parties hereto with respect to the subject matter hereof, superseding any and all prior or contemporaneous representations, warranties and agreements, whether oral or written, with respect thereto.

    Section 12.5 Titan International Guaranty. On the date hereof, Purchaser has caused to be delivered to Sellers the duly executed Titan International Guaranty.

    Section 12.6 Amendment. This Agreement may be amended or varied only by a written instrument signed by duly authorized representatives of all parties and expressly providing that this Agreement is being amended thereby.

    Section 12.7 Parties in Interest; Assignment. This Agreement will be binding upon, and inure to the benefit of, the parties hereto and their permitted successors and assigns, and nothing herein is intended to or shall confer any right, benefit or remedy on any other person or entity under or by reason hereof. No party may assign its rights under this Agreement or delegate performance hereunder to another person or entity without the written consent of the other party.

    Section 12.8 No Partnership. Nothing contained in this Agreement or any of the Ancillary Agreements will be deemed or construed by the parties hereto, or by any other person or entity, to create the relationship of principal and agent, or of partnership, strategic alliance or joint venture. Should the parties have any discussion regarding the formation of an alliance or joint venture, no such alliance or joint venture will come to exist unless all parties have signed a formal agreement approved by their boards of directors and any and all necessary consents of, filings with or waiting or notice periods imposed by, any and all Governmental Authorities have been obtained or made, or have expired, as the case may be.

    Section 12.9 Governing Law; Disputes. (a) The terms and provisions of this Agreement shall be construed under and governed by the Laws of the State of Illinois without giving effect to the principles of conflict of laws thereof. The parties will comply with all applicable Laws in performing their obligations under this Agreement.

(b) In the event of a dispute between or among the parties arising out of or in connection with this Agreement, the parties to the dispute will make every effort to resolve, promptly and in good faith, such dispute. In the event that the dispute cannot be resolved, any party may notify any other of the existence of a possible deadlock by sending a letter signed by management responsible for the operation of this Agreement to management of the other party. Within 15 business days after receipt of that notice, management of the parties shall arrange to meet at a mutually agreeable time and place, and thereafter as often as they reasonably deem necessary for a period of 90 days from the date of that first meeting, to exchange relevant information and to attempt to resolve the dispute. In the event that responsible management have not been successful in resolving the dispute within 90 days from the date of the first meeting, any party may initiate an action or take such other action as is permitted under this Agreement in accordance with the time periods set out elsewhere in this Agreement, or, in each case, under any of the Ancillary Agreements. Except as otherwise set forth herein or therein, each party shall be responsible for its own legal fees and expenses.

(c) Notwithstanding the requirement for mutual consultation, any party may at any time initiate an action in respect of any of the equitable remedies to which such party is entitled hereunder.

Section 12.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Section 12.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic and legal substance of the transactions contemplated hereby are not affected in a manner materially adverse to either party. Upon any determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.12 Time of the Essence. Time is of the essence of this Agreement.